Exhibit 10.2

Execution Copy

THIS INVESTMENT AGREEMENT HAS NOT BEEN REGISTERED PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED PURSUANT TO ANY APPLICABLE STATE SECURITIES LAW.  THE NOTES ISSUED UNDER THIS INVESTMENT AGREEMENT MAY BE RESOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE ACT AND QUALIFIED PURSUANT TO APPLICABLE STATE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION, QUALIFICATION NOR EXEMPTION IS REQUIRED BY LAW.

THIS INVESTMENT AGREEMENT AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF THE FUNDING DATE (AS DEFINED HEREIN) BY AND AMONG FESTIVAL FUN PARKS, LLC, THE GUARANTORS PARTY THERETO, LAMINAR DIRECT CAPITAL L.P., AS SUBORDINATED AGENT AND MERRILL LYNCH CAPITAL, AS ADMINISTRATIVE AGENT, TO THE SENIOR DEBT (AS DEFINED IN THE SUBORDINATION AGREEMENT); AND EACH PARTY TO THIS INVESTMENT AGREEMENT, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

INVESTMENT AGREEMENT

dated as of February 6, 2008

by and among

FESTIVAL FUN PARKS, LLC,

as the Company,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO

and

LAMINAR DIRECT CAPITAL L.P.,

as Agent,

and

THE LENDERS PARTY HERETO

$61,500,000 Senior Subordinated Notes

i

ARTICLE VII. AFFIRMATIVE COVENANTS		30
7.01	Financial Statements and Other Reports	30
7.02	Payment and Performance of Obligations	33
7.03	Maintenance of Existence	33
7.04	Maintenance of Property; Insurance	33
7.05	Compliance with Laws	34
7.06	Inspection of Property, Books and Records	34
7.07	Use of Proceeds	34
7.08	Lenders’ Meetings	34
7.09	Required Swap Contracts	35
7.10	Hazardous Materials; Remediation	35
7.11	Further Assurances	35
7.14	Modifications of Senior Transaction Documents	36
7.15	Remarketing Cooperation	36
ARTICLE VIII. NEGATIVE AND FINANCIAL COVENANTS		36
8.01	Debt	36
8.02	Liens	37
8.03	Contingent Obligations	37
8.04	Restricted Distributions	38
8.05	Restrictive Agreements	39
8.06	Payments and Modifications of Subordinated Debt	39
8.07	Consolidations, Mergers and Sales of Assets	39
8.08	Purchase of Assets, Investments	40
8.09	Transactions with Affiliates	43
8.10	Modification of Organizational Documents	44
8.11	Modification of Certain Agreements	44
8.12	Fiscal Year	44
8.13	Conduct of Business	44
8.14	Investor Fees	44
8.15	[Reserved]	44
8.16	Limitation on Sale and Leaseback Transactions	44
8.17	[Reserved]	44
8.18	Compliance with Anti-Terrorism Laws	45
8.19	Anti-Layering	45
8.20	Limitations on Investor Ownership of Senior Indebtedness	45
8.21	Modifications of Senior Transaction Documents	45
8.22	Capital Expenditures	45
8.23	Fixed Charge Coverage Ratio	46
8.24	Total Debt to EBITDA Ratio	46
ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES		47
9.01	Events of Default	47
9.02	Remedies Upon Event of Default	49
9.03	Other Remedies	49
9.04	Rescission of Acceleration	49
9.05	Application of Funds	50
ARTICLE X. MISCELLANEOUS		50
10.01	Entire Agreement	50
10.02	Reimbursement of Expenses	51
10.03	Survival of Agreements and Representations and Warranties	51
10.04	No Waiver	51

10.05	Binding Effect; Participations	51
10.06	Initial Holder	52
10.07	Cumulative Powers	52
10.08	Loss of Securities; Reissue of Securities in Lesser Denominations	52
10.09	Communications	52
10.10	Form, Registration, Transfer and Exchange of Notes; Lost Notes	53
10.11	Confidentiality; Public Announcements	54
10.12	Governing Law	55
10.13	Headings	55
10.14	Multiple Originals	55
10.15	Amendment or Waiver	55
10.16	Waiver of Jury Trial	56
10.17	Consent to Jurisdiction and Service of Process	56
10.18	Indemnification; Damage Waiver	56
10.19	Regulatory Requirements	58
10.20	USA Patriot-Act Notice	58
ARTICLE XI. AGENCY PROVISIONS		58
11.01	Appointment	58
11.02	Delegation of Duties	58
11.03	Exculpatory Provisions	59
11.04	Reliance by Agent	59
11.05	Notices of Default	59
11.06	Non-Reliance on the Agent and Other Lenders	60
11.07	Indemnification	60
11.08	The Agent in Its Individual Capacity	60
11.09	Resignation of the Agent; Successor Agent	60
11.10	Reimbursement by Lenders	61

EXHIBITS AND SCHEDULES

SCHEDULES

3.01	Issue Price of Notes
6.01	Existence, Organizational Identification Numbers, Foreign Qualification, Prior Names
6.04	Capitalization
6.06	Litigation
6.15	Brokers
6.17	Material Contracts
6.18	Environmental Compliance
6.19	Intellectual Property
6.20	Owned Real Estate
8.01	Debt
8.02	Liens
8.03	Contingent Obligations
8.08	Investments
8.09	Affiliate Transactions
8.13	Business Description

EXHIBITS

A	Form of Note
B	Form of Secretary’s Certificate
C	Form of Compliance Certificate
D	[Reserved]
E	Form of Officer’s Funding Certificate
F	Form of Solvency Certificate

ANNEX

Funding Checklist

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT is made and entered into as of February 6, 2008 among FESTIVAL FUN PARKS, LLC, a Delaware limited liability company (the “Company”), LAMINAR DIRECT CAPITAL L.P., a Delaware limited partnership, as a Lender and in its capacity as agent (acting in such capacity, the “Agent”) and the other lenders from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”).

STATEMENT OF PURPOSE

A.            Centaur Holdings United States, Inc., a Delaware corporation (“Purchaser”), was organized for the purpose of acquiring (the “Palace Acquisition”) all of the outstanding Capital Stock of Palace Entertainment Holdings, Inc., a Delaware corporation (“Holdings”) from Palace Holdings Group, LLC, a Delaware limited liability company (“Seller”); and

B.            The Palace Acquisition was consummated pursuant to the terms of that certain Stock Purchase and Contribution Agreement dated as of July 31, 2007 among Seller, Holdings and Purchaser (as amended or otherwise modified prior to the date hereof, and including all exhibits and schedules thereto, the “Palace Acquisition Agreement”); and

C.            The Company has requested the Lenders to purchase senior subordinated notes in the aggregate principal amount of $61,500,000 to provide, in part, funds necessary to refinance certain Debt of the Company and, indirectly, the Purchaser and to pay costs and expenses payable in connection therewith.

D.            Each of Holdings and, subject to the limitations set forth herein, each Subsidiary is willing to guaranty all of the Subdebt Obligations (as defined herein).

E.             The Lenders are willing, on the terms and conditions set forth herein, to purchase senior subordinated notes in the aggregate principal amount of $61,500,000.

AGREEMENT

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounts” means “accounts”, as defined in Article 9 of the UCC.

“Accrual Rate” has the meaning set forth in Section 4.02(b).

“Acquisition Pro Forma” has the meaning set forth in Section 8.08(b).

“Acquisition Projections” has the meaning set forth in Section 8.08(b).

“Additional Cash Amount” has the meaning set forth in Section 4.02(c).

“Additional Interest Amount” has the meaning set forth in Section 4.02(c).

“Adjusted EBITDA” has the meaning set forth in the Compliance Certificate.

“Affiliate” means with respect to any Person (i) any Person that directly or indirectly controls such Person, (ii) any Person which is controlled by or is under common control with such controlling Person and (iii) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles) and the spouses, parents, descendants and siblings of such officers, directors or other Persons.  As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote five percent (5%) or more of any class of voting Capital Stock of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting Capital Stock, by contract or otherwise.

“Agent” has the meaning set forth in the introductory paragraph hereto.

“Aggregate Accrual” has the meaning set forth in Section 4.08.

“Agreement” means this Investment Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Asset Disposition” means any sale, lease, license, transfer, assignment or other consensual disposition by any Credit Party of any asset, but excluding (i) dispositions of Inventory or used, obsolete, worn-out or surplus Equipment, all in the Ordinary Course of Business, (ii) dispositions of Cash Equivalents for cash or in exchange for other Cash Equivalents, (iii) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the Ordinary Course of Business, (iv) the lease, assignment, license, sub-license or sub-lease of any real or personal property in the Ordinary Course of Business to the extent the same does not materially interfere with the business of Company or any Subsidiary and (v) any disposition of property or assets or issuance of Capital Stock by Company or any Domestic Subsidiary to Company or any other Domestic Subsidiary.

“Attorney Costs” means and includes all reasonable fees, out of pocket expenses and disbursements of any law firm or other external counsel.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the Fiscal Year ended December 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto.

“Availability Period” has the meaning set forth in Section 3.01(b).

“Blocked Person” means any Person:  (i) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (ii) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (iii) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (iv) that commits, threatens or conspires to commit or supports

“terrorism” as defined in Executive Order No. 13224; or (v) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Houston, TX or New York, NY.

“Capital Expenditures” has the meaning provided in the Compliance Certificate; provided, that, solely for purposes of Section 8.22, no expenditures to acquire assets pursuant to a Permitted Acquisition shall constitute Capital Expenditures.

“Capital Lease” of any Person means any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof with a maturity date of no more than one (1) year from the date of acquisition, (ii) commercial paper with a duration of not more than nine (9) months rated at least A-1 by Standard & Poor’s Ratings Service and P-1 by Moody’s Investors Services, Inc., which is issued by a Person (other than any Credit Party or an Affiliate of any Credit Party) organized under the laws of any state of the United States or of the District of Columbia, (iii) time deposits, certificates of deposit and banker’s acceptances with a duration of not more than six (6) months issued by any office located in the United States of any bank or trust company which is organized under the laws of the United States or any state thereof, or is licensed to conduct a banking business in the United States, and has capital, surplus and undivided profits of at least $500,000,000 and which issues (or the parent of which issues) certificates of deposit or commercial paper with a rating described in clause (ii) above, (iv) repurchase agreements and reverse repurchase agreements with a duration of not more than 30 days with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, or (v) any money market or mutual fund which invests only in the foregoing types of investments, has portfolio assets in excess of $5,000,000,000 and is rated AAA by Standard & Poor’s Ratings Service and Aaa by Moody’s Investors Services, Inc.

“Cash Pay Period” has the meaning set forth in Section 4.02(b).

“Cash Pay Rate” has the meaning set forth in Section 4.02(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Change of Control”  means (i) Investors shall collectively cease to, directly or indirectly, own and control at least (A) 90% of the outstanding Capital Stock of Parent owned by them on the Closing Date (after giving effect to the consummation of the transactions contemplated by the Operative Documents) or (B) that percentage of the outstanding voting Capital Stock of Parent necessary at all times to elect a majority of the board of directors (or similar governing body) of Parent and to direct the management policies and decisions of Parent, (ii) Parent shall cease to, directly or indirectly, own and control one hundred percent (100%) of each class of the outstanding Capital Stock of Holdings, (iii) Holdings shall cease to directly own and control one hundred percent (100%) of each class of the outstanding Capital Stock of Company, (iv) except as a result of any merger permitted by Section 8.07, Company shall cease to, directly or indirectly, own and control one hundred percent (100%) of each class of the outstanding Capital Stock of each Subsidiary or (v) any “Change of Control”, “Change in Control”, or terms of similar import occurs under any Senior Transaction Document.

“Change of Control Offer” has the meaning set forth in Section 4.05(a).

“Change of Control Payment” has the meaning set forth in Section 4.05(a).

“Change of Control Payment Date” has the meaning set forth in Section 4.05(a).

“Closing” has the meaning set forth in Section 3.01(b).

“Closing Date” has the meaning set forth in Section 3.01(b).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of the Code shall be construed to also refer to any successor sections.

“Company” has the meaning set forth in the introductory paragraph hereto.

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer, appropriately completed and substantially in the form of Exhibit C hereto.

“Consolidated Subsidiary” means at any date any Subsidiary the accounts of which would be consolidated with those of the Holdings (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person:  (i) with respect to any debt, lease, dividend or other obligation of another Person if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such liability will be protected, in whole or in part, against loss with respect thereto, (ii) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing, (iii) under any Swap Contract, to the extent not yet due and payable, (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) for any obligations of another Person pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so guaranteed or otherwise supported.

“Contractual Obligations” shall mean, with respect to any Person, any term or provision of any securities issued by such Person, or any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement to which such Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Controlled Group” means all members of a group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with Company,

are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Credit Parties” means each of Holdings, the Company, Palace Finance and any Subsidiary of Company, whether now existing or hereafter acquired or formed; and “Credit Parties” means all such Persons, collectively.

“Debt” of a Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business, (iv) all Capital Leases of such Person, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (vi) all Capital Stock of such Person subject to repurchase or redemption otherwise than at the sole option of such Person, (vii) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (viii) “earnouts” and similar payment obligations of such Person, and (ix) all Debt of others Guaranteed by such Person.  Without duplication of any of the foregoing, Debt of Company shall include any and all Subdebt Obligations.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning set forth in Section 4.02(d).

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary organized, incorporated or otherwise formed under the laws of the United States or Canada or any state or province thereof.

“EBITDA” has the meaning set forth in the Compliance Certificate.

“Environmental Laws” means any and all Laws relating to the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes or the clean-up or other remediation thereof.

“Equipment” means, collectively, “equipment” and “fixtures” (as each term is defined in Article 9 of the UCC).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which Company maintains, invests or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing investor under Section 4069 of ERISA.

“Event of Default” means any of the events set forth in Section 9.01.

“Excess Cash Flow” has the meaning set forth in the Senior Credit Agreement.

“Excess Cash Flow Certificate” has the meaning set forth in the Senior Credit Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Existing Notes” means those certain 10-7/8% Senior Notes due 2014 in an aggregate original principal amount of $150,000,000 issued pursuant to the Existing Notes Indenture.

“Existing Notes Indenture” means that Indenture dated as of April 12, 2006, among Holdings, Palace Finance, certain Subsidiaries of Company and Wells Fargo Bank, N.A.

“Existing Notes Tender Offer” means the offer by Company and Palace Finance to purchase all of the outstanding Existing Notes on the terms set forth in the Offer to Purchase.

“Existing RBS Debt” means Debt of Purchaser incurred under the Bridge Facility Agreement dated as of August 23, 2007 among Purchaser, Monkwood Luxco S.A.R.L. and The Royal Bank of Scotland PLC.

“Family Entertainment Centers Division” means the operating division of Company and its Subsidiaries engaged in operating family entertainment centers, together with all other operating divisions of Company and its Subsidiaries, but excluding the Waterparks Division.

“Fee Letter” means that certain letter agreement dated as of the Closing Date among the Agent, the Company, Holdings and the Lenders.

“Fiscal Year” means a fiscal year of Company, ending on September 30 of each calendar year.

“Fixed Charge Coverage Ratio” has the meaning set forth in the Compliance Certificate.

“Foreign Subsidiary” shall mean any Subsidiary other than a Domestic Subsidiary.

“Funding Date” has the meaning set forth in Section 3.01(b).

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” shall mean the Guarantors that sign Guaranty Agreement and each other Person that hereafter provides a guaranty of the Subdebt Obligations, in each case together with their successors and permitted assigns, and “Guarantor” shall mean any one of them.

“Guaranty Agreement” means that certain Guaranty entered into on the Funding Date in favor of the Agent, on behalf of the Lenders.

“Hazardous Materials” means (i) any “hazardous substance” as defined in CERCLA, (ii) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, (iii) asbestos, (iv) polychlorinated biphenyls, (v) petroleum, its derivatives, by-products and other hydrocarbons, (vi) mold and (vii) any other pollutant, toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Holdings” has the meaning set forth in the Recitals to this Agreement.

“Indemnified Party” has the meaning set forth in Section 10.18.

“Intellectual Property” means, with respect to any Person, all patents, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers, copyrights, technology, know-how and processes, computer hardware and software and all applications and licenses therefor, used in or necessary for the conduct of business by such Person.

“Interest Payment Date” has the meaning set forth in Section 4.02(a).

“Inventory” means “inventory”, as defined in Article 9 of the UCC.

“Investment” means any investment in any Person, whether by means of acquiring (whether for cash, property, services, Capital Stock or otherwise), making or holding Debt securities, Capital Stock, capital contributions, loans, time deposits, advances, Guarantees or otherwise.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.

“Investors” means Candover investments plc, Candover 2005 Fund US No.1 LLP, Candover 2005 Fund US No.2 LLP, Candover 2005 Fund US No.3 LLP, Candover 2005 Fund US No.4 LLP, Candover 2005 Fund UK No.1 LLP, Candover 2005 Fund UK No.2 LLP, Candover 2005 Fund UK No.3 LLP, Candover (Trustees) Ltd acting on behalf of Candover 2005 Fund Direct Co-Investment Plan, Candover (Trustees) Ltd acting on behalf of Candover 2005 Fund Direct Co-Investment Scheme and Northern Trust Fiduciary Services (Guernsey) Ltd.

“IPO” means an initial public offering of Capital Stock of any of the Credit Parties.

“Laminar” means Laminar Direct Capital L.P., a Delaware limited partnership, and its successors and assigns.

“Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect.

“Lender” or “Lenders” has the meaning set forth in the introductory paragraph hereto and their respective successors and assigns.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.  For the purposes of this Agreement and the other Loan Documents, a Credit Party shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Subordination Agreement, the Guaranty Agreement, any other guaranty or similar document executed by any Person or Persons and the Agent in connection with this Agreement, the exhibits and schedules attached to any of the aforementioned documents and any other documents entered into in connection therewith, as each may be amended, modified or supplemented from time to time.

“Losses” has the meaning set forth in Section 10.18.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Federal Reserve Board.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (i) the financial condition, operations, business or properties of the Credit Parties, taken as a whole, (ii) the material rights and remedies of Agent or Lenders under any Loan Document, or the ability of the Credit Parties, taken as a whole, to perform any of their obligations under the Loan Documents, or (iii) the legality, validity or enforceability of any material provision of any Loan Document.

“Material Asset Disposition” shall mean the sale, lease or other disposition, whether in a single transaction or a series of related transactions, of assets of the Credit Parties and their Subsidiaries which:  (a) represent more than fifty percent (50%) of the combined assets of the Credit Parties and their Subsidiaries as would be shown in the consolidated financial statements of the Credit Parties and their Subsidiaries as of the beginning of the twelve (12)-month period ending with the month in which such determination is made, or (b) is responsible for more than fifty percent (50%) of the combined net sales or net income of the Credit Parties and their Subsidiaries as reflected in the consolidated financial statements referred to in subsection (a) above.

“Material Contracts” has the meaning set forth in Section 6.17.

“Maturity Date” means the earliest of (a) February 22, 2008 (i.e., the last day of the Availability Period) if the Funding Date has not yet occurred, (b) the seventh anniversary of the Funding Date or (c) one year after the maturity of the last maturing tranche of the Senior Credit Agreement.

“Maximum Accrual” has the meaning set forth in Section 4.08.

“Merrill Lynch” means Merrill Lynch Business Financial Services Inc.

“Merrill Lynch Assignment Agreement” means one or more assignment and assumption agreements whereby Merrill Lynch assigns all of its rights and obligations hereunder to one or more assignees, such agreement(s) to become effective no later that three (3) Business Days following the Closing Date.

“Multiemployer Plan” means a multiemployer plan, that is intended to meet the definition set forth in Section 4001(a)(3) of ERISA, to which Company or any member of the Controlled Group has any liability.

“Note” or “Notes” has the meaning set forth in Section 2.01, as the same may be modified, supplemented, restated and/or amended from time to time in accordance with the terms hereof and thereof.

“Observer” has the meaning set forth in Section 7.13.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Offer to Purchase” means the Offer to Purchase and Consent Solicitation Statement dated December 20, 2007, delivered by Festival Fun Parks, LLC and Palace Finance to the holders of the Existing Notes.

“Offering Memorandum” has the meaning set forth in Section 7.15.

“Operative Documents” means the Loan Documents, the Palace Acquisition Documents, the Offer to Purchase and the Senior Transaction Documents.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party, the ordinary course of such Credit Party’s business, as conducted by such Credit Party in accordance with past practices or in a manner reasonably related thereto.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).

“Other Taxes” has the meaning set forth in Section 4.07(b).

“Palace Acquisition” has the meaning set forth in the Recitals.

“Palace Acquisition Agreement” has the meaning set forth in the Recitals hereto.

“Palace Acquisition Documents” means the Palace Acquisition Agreement, together with all related documents, including exhibits and schedules, and any amendments, modifications and supplements thereto.

“Palace Finance” means Palace Finance, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of the Company.

“Park” means any water park or family entertainment center now or hereafter owned and operated by Company or any of its Subsidiaries.

“Parent” means Centaur Luxco S.A.R.L., a Luxembourg entity.

“Patriot Act” has the meaning set forth in Section 10.20.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

“Permits” has the meaning set forth in Section 6.01.

“Permitted Acquisition” has the meaning set forth in Section 8.08(b).

“Permitted Contest” means a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge.

“Permitted Liens” means Liens permitted pursuant to Section 8.02.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“PIK Amount” has the meaning set forth in Section 4.02(c).

“Principal” has the meaning set forth in Section 4.01.

“Pro Forma Acquisition EBITDA” has the meaning provided in the Compliance Certificate.

“Purchaser” has the meaning set forth in the Recitals to this Agreement.

“RBS Restricted Distribution” has the meaning set forth in Section 8.04.

“Redemption Price” means the Principal amount of Notes being redeemed or repaid multiplied by the applicable redemption price percentage set forth below, in each case plus accrued and unpaid interest on the Principal reduced or repaid:

Period	Redemption Price Percentage
Funding Date to the first anniversary of the Funding Date	103%
First anniversary of the Funding Date to the second anniversary of the Funding Date	102%
Second anniversary of the Funding Date to the third anniversary of the Funding Date	101%
Third anniversary of the Funding Date and thereafter	100%

“Regulatory Requirement” has the meaning set forth in Section 10.19.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, as of the date of any determination, Lenders holding more than 66-2/3% of the outstanding Principal of the Notes.

“Required Swap Contract” means any Swap Contract entered into to comply with the requirements of Section 4.9 of the Senior Credit Agreement regardless of whether such Swap Contract exceeds the minimum requirements set forth in Section 4.9 of the Senior Credit Agreement.

“Resale Materials” has the meaning set forth in Section 7.15.

“Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer or any other officer of Company acceptable to Agent.

“Restricted Distribution” means as to any Person (i) any dividend or other distribution (whether in cash, Capital Stock or other property) on any equity interest in such Person (except those payable solely in Capital Stock of the same class) or (ii) any payment by such Person on account of (A) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any

Capital Stock in such Person or any claim respecting the purchase or sale of any equity interest in such Person or (B) any option, warrant or other right to acquire any Capital Stock in such Person.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Seller” means the “Seller” party to the Palace Acquisition Agreement, as set forth in the Recitals hereto.

“Senior Agent” means Merrill Lynch Business Financial Services Inc., in its capacity as administrative agent and collateral agent under the Senior Credit Agreement (and its successors and assigns pursuant to the terms of the Senior Credit Agreement) or any other Person appointed by the Senior Lenders holding Senior Debt as administrative agent or collateral agent for purposes of the Senior Credit Agreement.

“Senior Credit Agreement” means the Credit Agreement dated as of the date hereof among the Company, the Senior Agent and the other agents and lenders party thereto and or any agreements refinancing, replacing or otherwise restructuring all or any portion of the Senior Indebtedness under such agreements or any successor or replacement agreement and whether with the same or any other agent, lender or group of lenders, as refinanced, replaced, restructured, amended or otherwise modified from time to time in accordance with its terms and the terms of the Subordination Agreement.

“Senior Debt” means, as of any date, Total Debt as of such date (but excluding the Notes).

“Senior Debt to EBITDA Ratio” means, as of any date, the ratio of Senior Debt as of such date to Adjusted EBITDA for the twelve-month period then ended.

“Senior Indebtedness” means the “Senior Debt” as such term is defined in the Subordination Agreement.

“Senior Lenders” shall mean all Person(s) who are holders of Senior Indebtedness under the Senior Transaction Documents.

“Senior Transaction Documents” means the “Senior Debt Documents”, as defined in the Subordination Agreement.

“Solvent” means, with respect to any Person, that such Person (i) owns and will own assets the fair saleable value of which are (A) greater than the total amount of its liabilities (including the reasonably expected amount of Contingent Obligations) and (B) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it, (ii) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction and (iii) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

“Subdebt Obligations” means all advances to, and debts, liabilities, fees, commissions, obligations, covenants and duties of, any Credit Party arising under any Loan Document or otherwise with respect to any Notes, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Subordination Agreement” means the Subordination and Intercreditor Agreement, dated as of the Funding Date among the Company, the Guarantors, the Senior Agent and the Lenders (or the Agent on behalf of the Lenders), as the same may be further amended and in effect from time to time.

“Subsidiary” means, with respect to any Person, (i) any corporation of which an aggregate of more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Capital Stock whether by proxy, agreement, operation of Law or otherwise, and (ii) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of Company.

“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code.

“Target” has the meaning set forth in Section 8.08(b).

“Taxes” has the meaning set forth in Section 4.07(a).

“Total Debt” has the meaning provided in the Compliance Certificate.

“Total Debt to EBITDA Ratio” has the meaning provided in the Compliance Certificate.

“Transaction” means (a) the Palace Acquisition and (b) all financings, equity contributions and other transactions related thereto, including pursuant to the Loan Documents and the Senior Transaction Documents.

“Transfer” means the sale, pledge, assignment, or other transfer of the Notes, in whole or in part, and of the rights of the holder thereof with respect thereto and under this Agreement.

“Transferee” means any direct or indirect transferee of all or any part of any Notes permitted under Section 10.10.

“United States” and “U.S.” mean the United States of America.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as in effect from time to time.

“Waterparks Division” means the operating division of Company and its Subsidiaries engaged in operating water parks.

“Wholly-Owned Domestic Subsidiary” means any Domestic Subsidiary which is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all of the Capital Stock (other than, in the case of a corporation, directors’ qualifying shares, to the extent legally required) are directly or indirectly owned and controlled by such Person or one or more Wholly-Owned Subsidiaries of such Person.

1.02        Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           (i)            The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)           Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)          The term “including” is by way of example and not limitation.

(iv)          The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v)           The terms “knowledge” or “known” when used with respect to any Credit Party shall be deemed to be a reference to the knowledge of any Responsible Officer.

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis with Company’s past practices, as in effect from time to time.

(b)           If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Required Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Company and the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04        Rounding.

Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) references to Operative Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06        Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.
NOTES

2.01        Authorization and Issuance of the Notes.

The Company has authorized the issuance to the Lenders of senior subordinated notes in the aggregate original principal amount of $61,500,000 to be dated the Funding Date, to mature on the Maturity Date, to bear interest on the unpaid balance thereof, from the Funding Date until the Principal shall have become due and payable, at the rates specified in Article IV and to be substantially in the form of Exhibit A (the “Notes”).

ARTICLE III.
PURCHASE AND SALE

3.01        Purchase and Sale of the Notes.

(a)           Subject to the terms and conditions herein set forth, and in reliance upon the representations and warranties of the Credit Parties contained herein, the Company shall sell to the Lenders, and the Lenders shall purchase from the Company, the Notes for an aggregate purchase price of $61,500,000, in the respective amounts set forth on Schedule 3.01.

(b)           The closing of this Agreement (the “Closing”) shall, subject to the satisfaction of the conditions set forth in Section 5.01, take place on the date hereof (the “Closing Date”).  The funding of the purchase and sale of the Notes shall take place substantially concurrently with the satisfaction of the conditions set forth in Section 5.02 (the “Funding Date”), which date shall occur (x) on or after the date that is four (4) Business Days following the Closing Date and (y) on or prior to February 22, 2008 (such period from the date referred to in clause (x) through February 22, 2008, the “Availability Period”).  On the Funding Date, the Company will issue, sell and deliver to the Lenders the Notes in the respective amounts on Schedule 3.01 and the Lenders will pay the Company the purchase price therefor by wire transfer of immediately available funds pursuant to written instructions delivered to the Lenders by the Company prior to the Funding Date.

ARTICLE IV.
TERMS OF NOTES

4.01        Repayment of Principal.

Unless otherwise required to be sooner paid pursuant to the provisions hereof and of the Notes, the Company shall repay the unpaid principal amount of the Notes (including capitalized and accrued interest to the extent such interest has not been paid in cash and has been added to the principal balance of the Notes) (the “Principal”) in full upon the Maturity Date.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

4.02        Payments of Interest.

(a)           Interest Payments.  The Principal shall bear interest on the unpaid balance thereof from the Funding Date until repayment of the Notes in full, computed on the basis of actual days elapsed over a 360-day year.  Interest payments shall be due and payable quarterly commencing on April 1, 2008 and continuing on each succeeding July 1, October 1, January 1 and April 1 thereafter, until paid (each such date, an “Interest Payment Date”). All accrued and unpaid interest shall be paid in full on the Maturity Date.  On each Interest Payment Date and subject to Sections 4.02(b) and 4.02(d), the Company shall (i) pay to the Lenders in cash quarterly installments of interest (in arrears) at the applicable Cash Pay Rate on the then outstanding Principal under the Notes and (ii) as set forth below, either accrue the PIK Amount to the outstanding Principal of the Notes or, at the option of the Company, pay a portion (or all) of the PIK Amount in cash.  If an Event of Default has occurred and is continuing, the Default Rate shall apply as set forth in Section 4.02(d).

(b)           Accrual Rates and Cash Pay Rates.

(1)           Subject to Section 4.02(d) hereof, from the Funding Date and thereafter until the repayment of the Notes in full, interest shall accrue on the Principal of the Notes outstanding from time to time at the fixed rate of 15.0% per annum (the “Accrual Rate”).

(2)           Subject to Section 4.02(d) hereof, from the Funding Date and thereafter until the repayment of the Notes in full (the “Cash Pay Period”), interest shall be paid currently in cash on a quarterly basis in arrears on each Interest Payment Date at the fixed rate of 12.0% per annum (the “Cash Pay Rate”); provided that, subject to Section 4.02(d) hereof, the Cash Pay Rate with respect to all PIK Amounts shall be 15.0%.

(c)           PIK Amounts; Optional Cash Payments.  Subject to Section 4.02(d) hereof, on each Interest Payment Date, the Company shall, at its election, either:  (A) to the extent not prohibited under the Subordination Agreement, make an additional cash payment to the Lenders on the Notes in an amount equal to 3.0% per annum of the Principal outstanding under the Notes, excluding all PIK Amounts (the “Additional Cash Amount”); (B) increase the then outstanding Principal of the Notes, excluding all prior

PIK Amounts, by an amount (the “PIK Amount”) equal to the difference between (i) interest accruing at the applicable Accrual Rate during the preceding three-month period and (ii) interest accruing at the applicable Cash Pay Rate during the preceding three-month period; or (C) to the extent not prohibited under the Subordination Agreement, pay a portion of the Additional Cash Amount to the Lenders and accrue to the Principal a portion of the PIK Amount such that the combined amount of the portion of the Additional Cash Amount and the portion of the PIK Amount is equal to 3.0% per annum of the Principal outstanding under the Notes, excluding all PIK Amounts (collectively, the Additional Cash Amount, the PIK Amount or any combination thereof, the “Additional Interest Amount”); provided that, if the Company shall make an election to satisfy a portion of its interest payment obligations under this Section 4.02(c) on an Interest Payment Date by accruing any amount of the Additional Interest Amount, it shall do so by accruing any such amount of the Additional Interest Amount to all holders of outstanding Notes on an equal and ratable basis.

(d)           Default Rate; Payment of Default Interest.  After the occurrence and during the continuance of any Event of Default, the Principal and, to the extent they have become due and payable, all of the other Subdebt Obligations shall bear interest at a per annum rate equal to the sum of the Accrual Rate plus 2.0% (the “Default Rate”), beginning on the date of the occurrence of such Event of Default (it being understood and agreed that, with respect to an Event of Default related to non-compliance with any of the covenants contained in Sections 8.22, 8.23 and 8.24, the date of occurrence shall be the applicable test date).  All such interest shall be paid in a manner consistent with Section 4.02(b) and Section 4.02(c) hereof on a quarterly basis (or, at the option of the Lender, on demand) until the payment in full of the Notes hereunder or other cure of such Event of Default; provided, however, that, with respect to that portion of the Principal outstanding under the Notes to which the PIK Amount is applicable, the PIK Amount and the Additional Interest Amount, as opposed to the Cash Pay Rate, shall increase by an amount equal to 2.0% per annum of the Principal outstanding under the Notes (without duplication to the Default Rate set forth above).

(e)           Calculation of Interest.  Interest shall be calculated on the basis of a 360-day year and shall be computed for each payment period on the Principal for the actual number of days elapsed and shall be compounded quarterly.

(f)            Savings Clause.  In no contingency or event shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have received interest hereunder in excess of the highest applicable rate, the amount of such excess interest shall be applied against the Principal then outstanding to the extent permitted by applicable law, and any excess interest remaining after such application shall be refunded promptly to the Company.

4.03        Mandatory Prepayment/Redemption.

(a)           IPO Proceeds; Debt and Equity Issuances; Material Asset Dispositions.  Subject to the terms of the Subordination Agreement and Section 4.03(d), upon the consummation of (i) any IPO, (ii) any other issuance of Capital Stock (other than an issuance permitted under both this Agreement and the Senior Credit Agreement) by a Credit Party or a Subsidiary thereof, (iii) any incurrence of Debt (other than an incurrence permitted under both this Agreement and the Senior Credit Agreement) by any Credit Party or a Subsidiary thereof or (iv) any Material Asset Disposition, the Credit Parties shall prepay the full Principal amount of the Notes and all other Subdebt Obligations in the manner set forth in Section 4.03(c).

(b)           [Reserved].

(c)           Prepayment.  Upon the occurrence of any event triggering the prepayment requirement under Section 4.03(a), the Company shall promptly give written notice to the Lenders.  The Company covenants and agrees that it will prepay, promptly following the occurrence of such transactions or events, the Notes or the portion thereof subject to prepayment by paying an aggregate amount equal to the Redemption Price of the outstanding Principal amount of the Notes plus accrued interest to be redeemed.  All mandatory prepayments under this Section 4.03(c) shall be applied first to all costs, expenses, indemnities and other amounts payable hereunder and under the applicable Notes, then to payment of default interest, if any, then to payment of premium, if any, then to payment of accrued interest and thereafter to payment of Principal. Notwithstanding anything to the contrary contained herein, all payments of Principal and interest due from the Company hereunder shall be made to the Lenders on an equal and ratable basis.  All Notes which have been repaid may not be reborrowed.

(d)           Unconditional Obligations.  Nothing contained in the Subordination Agreement is intended to or shall impair, as between the Company and the Lenders, the obligation of the Company, which is absolute and unconditional, to pay to the Lenders the Principal of, premium, if any, and interest on the Notes as and when the same shall become due and payable in accordance with any event triggering the prepayment requirement under Section 4.03(a) nor shall anything herein or in the Notes prevent any Lender from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any of the holders of the Senior Indebtedness under the Subordination Agreement.

4.04        Optional Prepayments of the Notes.

Subject to the terms of the Subordination Agreement, the Company shall have the right at any time and from time to time prior to the Maturity Date, upon the notice provided for below, to optionally prepay the Notes in whole or in part; provided, however, that such prepayments shall be allocated to all of the Notes outstanding at the time in proportion to the respective outstanding Principal amounts thereof.  In the event of an optional prepayment made under this Section 4.04, the Company shall give the Lenders irrevocable written notice of such redemption not less than 10 nor more than 60 days prior to the redemption date, specifying (i) such redemption date, (ii) the Principal amount of the Notes to be prepaid on such date, and (iii) the accrued interest applicable to the redemption, and stating that such redemption is to be made pursuant to this Section 4.04.  All optional prepayments under this Section 4.04 shall be applied first to all costs, expenses, indemnities and other amounts payable hereunder and under the applicable Notes, then to payment of default interest, if any, then to payment of premium, if applicable, then to payment of accrued interest and thereafter to payment of Principal.  Notwithstanding anything to the contrary contained herein, all payments of Principal and interest due from the Company hereunder shall be made to the Lenders on an equal and ratable basis.  The price of the Notes payable upon an optional redemption pursuant to this Section 4.04 shall be an amount equal to the Redemption Price of the outstanding Principal amount of the Notes plus accrued interest to be redeemed.  All Notes which have been prepaid may not be reborrowed.

4.05        Mandatory Offer to Prepay upon a Change of Control.

(a)           Upon the occurrence of a Change of Control, each Lender shall have the right to require the Company to repurchase all or any part of such Lender’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price (the “Change of Control Payment”) in cash equal to the Redemption Price of the outstanding Principal amount of the Notes plus accrued and unpaid interest thereon, if any, to the date of purchase (the “Change of Control Payment Date”).  Company will make the Change of Control Offer by delivering a written notice of such offer to the Lenders within ten (10) days of the occurrence of a Change of Control, specifying the Change of Control Payment Date (which such date shall not be more than thirty (30) days following such Change of Control).  A Lender may accept such Change of Control Offer by delivering a written notice of acceptance to the Company within fifteen (15) days after receipt of the Change of Control Offer specifying the amount of the Notes to be redeemed.  In connection with the Change of Control Offer, the Company shall comply with the requirements of any applicable securities laws and regulations.

(b)           By 12:00 p.m. (noon) Eastern Time on the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, and (2) pay via wire transfer in immediately available funds an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered.  All payments under this Section 4.05 shall be applied first to all costs, expenses, indemnities and other amounts payable hereunder and under the applicable Notes, then to payment of default interest, if any, then to payment of premium, if any, then to payment of accrued interest and thereafter to payment of Principal.  The Company shall send to each Lender that has tendered its Notes the applicable Change of Control Payment for such Notes, and the Company shall promptly execute and mail to each Lender a new Note equal in Principal amount to any unpurchased portion of the Notes surrendered, if any.  Prior to compliance with this Section 4.05, but in any event within ten (10) days following a Change of Control, the Company will either (x) cause all outstanding Senior Indebtedness to be paid in full or (y) obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of Notes required by this Section 4.05.  The Company shall provide written notice to the Lenders of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

4.06        Direct Payment.

All payments of Principal and interest due from the Company hereunder shall be due, without any presentment thereof, directly to the Lenders, at the Lenders’ addresses set forth on Schedule 3.01 or such other address as the Lenders may from time to time designate in writing to the Company or, if a bank account(s) with a United States bank is designated for the Lenders on Schedule 3.01 or in any written notice to the Company from the Lenders, the Company will make such payments in immediately available funds to such bank account, no later than 12:00 p.m. (noon) Eastern time on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as the Lenders may from time to time direct in writing.

4.07        Taxes.

(a)           Any and all payments by or on behalf of the Credit Parties hereunder and under any Loan Document shall be made, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings that are or would be applicable to the Lenders, and all liabilities with respect thereto, excluding (x) income taxes imposed on the net income of a Lender and (y) franchise taxes imposed on the net income of a Lender, in each case by the jurisdiction under the laws of which such Lender is organized or qualified to do business or a jurisdiction or any political subdivision thereof in which the Lender engages in business activity other than activity arising solely from the Lender having executed this Agreement and having enjoyed its rights and performed its obligations under this Agreement or any Loan Document or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, being called “Taxes”).  If a Credit Party must deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to a Lender, (x) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.07 such Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (y) such Credit Party shall make such deductions and (z) such Credit Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           The Credit Parties will pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Loan Document, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Loan Document that are or would be applicable to the Lenders (“Other Taxes”).

(c)           The Credit Parties jointly and severally agree to indemnify each Lender for the full amount of Taxes and Other Taxes paid by such Lender and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability prepared by such Lender absent manifest error, shall be final conclusive and binding for all purposes.  Such indemnification shall be made within thirty (30) days after the date such Lender makes written demand therefor so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor.  The Credit Parties shall have the right to receive that portion of any refund of any Taxes and Other Taxes received by a Lender for which any Credit Party has previously paid any additional amount or indemnified such Lender and which leaves the Lender, after such Credit Party’s receipt thereof, in no better or worse financial position than if no such Taxes or Other Taxes had been imposed or additional amounts or indemnification paid to the Lender.  The Lender shall have sole discretion as to whether (and shall in no event be obligated) to make any such claim for any refund of any Taxes or Other Taxes.

(d)           So long as no Default or Event of Default exists at the time of such assignment, each Lender that (i) is organized under the laws of a jurisdiction other than the United States and (ii) purports to become an assignee of an interest pursuant to Section 10.10 after the Funding Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall execute and deliver to the Company and the Agent one or more (as the Company or the Agent may reasonably request) United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by the Agent certifying as to such Lender’s entitlement to a complete exemption from withholding or deduction of Taxes.  No Credit Party shall be required to pay additional amounts to any Lender pursuant to this Section 4.07 with respect to United States withholding and income Taxes to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph other than as a result of a change in law.

4.08        Applicable High Yield Discount Obligation Mandatory Prepayment.

On or before the first Interest Payment Date immediately following the fifth anniversary of the Funding Date (but in any event not prior to the fifth anniversary of the Funding Date) and on or before any Interest Payment Date thereafter, if the aggregate amounts which would be includible in gross income of the holders of the Notes with respect to such Notes for all periods ending on or before such Interest Payment Date (within the meaning of section 163(i) of the Code) (the “Aggregate Accrual”) would exceed an amount equal to the sum of (x) the aggregate amount of interest to be paid (within the meaning of section 163(i) of the Code) under the Notes on or before such Interest Payment Date (determined without regard to the amounts payable on such Interest Payment Date under this Section 4.08), and (y) the product of (A) the issue price (as defined in sections 1273(b) and 1274(a) of the Code) of the Notes and (B) the yield to maturity (interpreted in accordance with section 163(i) of the Code) of the Notes (such sum, the “Maximum  Accrual”), the Company shall mandatorily pay to the Lenders ratably in cash an amount equal to the excess, if any, of the Aggregate Accrual over the Maximum Accrual and the amount of such payment shall be treated for purposes of section 163(i) of the Code as interest paid under the Notes.  Notwithstanding anything to the contrary contained herein, all payments of Principal, premium and interest due from the Company hereunder shall be made to the Lenders on an equal and ratable basis.  All Notes which have been prepaid may not be reborrowed.

ARTICLE V.
CONDITIONS PRECEDENT TO CLOSING

5.01        Conditions to Closing.

The Lenders obligations to enter into this Agreement on the Closing Date are subject to each Lender determining, in its sole discretion, that the following conditions have been satisfied (or each Lender waiving in writing the conditions that it has determined have not been satisfied), on or before the Closing Date:

(a)           Investment Agreement.  Each Lender’s receipt of executed counterparts of this Agreement, which shall be an original or a facsimile (followed promptly by an original) unless otherwise specified, properly executed by a Responsible Officer of each signing Credit Party, dated the Closing Date and in form and substance reasonably satisfactory to the Lenders and their legal counsel.

(b)           Fee Letter.  Each Lender’s receipt of executed counterparts of the Fee Letter, which shall be an original or a facsimile (followed promptly by an original) unless otherwise specified, properly executed by a Responsible Officer of each signing Credit Party, dated the Closing Date and in form and substance reasonably satisfactory to the Lenders and their legal counsel

5.02        Conditions to Funding.

The obligation of each Lender to purchase the Notes on the Funding Date shall be subject to the receipt by Agent of each agreement, document and instrument set forth on the Funding Checklist attached hereto as Annex A (unless waived by Required Lenders), each in form and substance reasonably satisfactory to the Agent, and to the satisfaction of the following conditions precedent, each to the satisfaction of Agent and Lenders in their sole discretion:

(a)           evidence that Company shall have repurchased 100% of the Existing Notes on or prior to the Funding Date pursuant to the Existing Notes Tender Offer and that such Existing Notes have been cancelled;

(b)           evidence of the consummation of the transactions (other than the Existing Notes Tender Offer and the purchase of the Notes) contemplated by the Operative Documents, including without limitation the funding of the loans contemplated by the Senior Transaction Documents;

(c)           the payment of all fees, expenses and other amounts due and payable under each Loan Document, including the Fee Letter;

(d)           the absence, since December 31, 2006 of any material adverse change in any aspect of the business, operations, properties, prospects or financial condition of any Credit Party, or any event or condition which could reasonably be expected to result in such a material adverse change;

(e)           after giving effect to the purchase of Notes on the Funding Date (assuming for purposes hereof, the payment of the RBS Restricted Payment on the Funding Date) and the consummation of the transactions contemplated by the Operative Documents, the aggregate outstanding Revolving Loans (as defined in the Senior Credit Agreement) and Swingline Loans (as defined in the Senior Credit Agreement) shall not exceed $17,000,000 and Letter of Credit Liabilities (as defined in the Senior Credit Agreement) shall not exceed $4,000,000;

(f)            the receipt of pro forma financial statements of Holdings and its Consolidated Subsidiaries which evidence, in each case for the twelve (12) month period for which financial statements are most recently available, prepared to give effect to the purchase of the Notes on the Funding Date and the consummation of the transactions contemplated by the Operative Documents, and subject to such adjustments as are deemed reasonably acceptable to Agent, (i) a Total Debt to EBITDA Ratio of not more than 4.85 to 1.0, and (ii) a Senior Debt to EBITDA Ratio of not more than 3.07 to 1.0;

(g)           evidence that the Merrill Lynch Assignment Agreement is effective;

(h)           receipt by Agent of such other documents, instruments and/or agreements as Lenders may reasonably request; and

Each Lender, by delivering its signature page to this Agreement on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document, each additional Operative Document and each other document, agreement and/or instrument required to be approved by Agent, Required Lenders or Lenders, as applicable, on the Funding Date.

If the Funding Date shall not have occurred on or prior to February 22, 2008, this Agreement shall terminate on such date except that the provisions of Articles X and XI shall survive such termination. Without limiting the generality of the foregoing, Merrill Lynch shall be released from all of its obligations hereunder upon the earlier of (i) the effectiveness of the Merrill Lynch Assignment Agreement or (ii) the third Business Day following the date of this Agreement, if the Merrill Lynch Assignment Agreement shall not have been entered into and become effective on or before such date.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Lenders that, immediately at the giving effect to the transactions contemplated herein and the other Operative Documents:

6.01        Existence and Power.

Each Credit Party is an entity as specified on Schedule 6.01, is duly organized, validly existing and in good standing under the laws of the jurisdiction specified on Schedule 6.01, has the same legal name as it appears in such Credit Party’s Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 6.01, and has all powers and all governmental licenses, authorizations, registrations, permits, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted (collectively, “Permits”), except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect.  Each Credit Party is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 6.01, no Credit Party has had, over the five (5) year period preceding the Funding Date, any name other than its current name or was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.

6.02        Organization and Governmental Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of the Operative Documents to which it is a party are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, require no further action by or in respect of, or filing with, any Governmental Authority and do not violate, conflict with or cause a breach or a default under (i) any Law or any of the Organizational Documents of any Credit Party or (ii) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not reasonably be expected to have a Material Adverse Effect.

6.03        Binding Effect.

Each of the Operative Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

6.04        Capitalization.

The authorized Capital Stock of each of the Credit Parties as of the Funding Date is as set forth on Schedule 6.04.  All issued and outstanding Capital Stock of each of the Credit Parties is duly authorized and validly issued, fully paid, non-assessable, free and clear of all Liens other than those in favor of Senior Agent for the benefit of Senior Agent and Senior Lenders, and such Capital Stock was issued in compliance with all applicable Laws.  The identity of the holders of the Capital Stock of each of the Credit Parties and the percentage of their fully-diluted ownership of the Capital Stock of each of the Credit Parties as of the Funding Date is set forth on Schedule 6.04.  No Capital Stock of any Credit Party, other than as  described above, is issued and outstanding as of the Funding Date.  Except as set forth on Schedule 6.04, as of the Funding Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any Capital Stock of any such entity.

6.05        Financial Information.

(a)           Audited Statements.  The consolidated balance sheet of Holdings and its Consolidated Subsidiaries as of December 31, 2006 and the related consolidated statements of operations, stockholders’ equity (or comparable calculation, if such Person is not a corporation) and cash flows for the fiscal year then ended, reported on by Deloitte & Touche, copies of which have been delivered to Lenders, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of Holdings and its Consolidated Subsidiaries as of such date and their consolidated results of operations, changes in stockholders’ equity (or comparable calculation) and cash flows for such period.

(b)           Unaudited Statements. The unaudited consolidated balance sheet of Holdings and its Consolidated Subsidiaries as of December 31, 2007 and the related unaudited consolidated statements of operations and cash flows for the twelve (12) months then ended, copies of which have been delivered to Lenders, fairly present in all material respects, in conformity with GAAP applied on a basis consistent with the financial statements referred to in Section 6.05(a), the consolidated financial position of the Holdings and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for the twelve (12) months then ended (subject to normal year-end adjustments and the absence of footnote disclosures).

(c)           Pro Forma Balance Sheet.  The pro forma balance sheet of Holdings and its Consolidated Subsidiaries as of December 31, 2007, a copy of which has been delivered to Lenders, fairly presents in all material respects, in conformity with GAAP applied on a basis consistent with the financial statements referred to in Section 6.05(a), the consolidated financial position of Holdings and its Consolidated Subsidiaries as of such date, adjusted to give effect (as if such events had occurred on such date) to (i) the transactions contemplated by the Operative Documents, (ii) the Notes, (iii) the application of the proceeds therefrom as contemplated by the Loan Documents and (iv) the payment of all legal, accounting and other fees related thereto to the extent known at the time of the preparation of such balance sheet.  As of the date of such balance sheet and the Funding Date, no Credit Party had or has any material liabilities, contingent or otherwise, including liabilities for taxes, long-term leases or forward or long-term commitments, which are not properly reflected on such balance sheet.

(d)           No Material Adverse Change.  Since December 31, 2006, there has been no material adverse change in the business, operations, properties, prospects or financial condition of Holdings and its Consolidated Subsidiaries, taken as a whole.

(e)           Holdings.  Holdings was formed to hold the Capital Stock of the Company, and, except as contemplated by this Agreement and the other Operative Documents, has no liabilities or assets other than Capital Stock of Company.

6.06        Litigation.

Except as set forth on Schedule 6.06, as of the Funding Date there is no material Litigation pending against, or to Company’s knowledge threatened against or affecting, any Credit Party.  There is no Litigation pending which could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Operative Documents.

6.07        Ownership of Property.

Company and each of its Subsidiaries is the lawful owner of, has good and marketable title (subject to Permitted Liens) to and is in lawful possession of, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person, except as may have been disposed of in the Ordinary Course of Business or otherwise in compliance with the terms hereof.

6.08        No Default.

No Default or Event of Default has occurred and is continuing.  No Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.

6.09        Labor Matters.

As of the Funding Date, there are no strikes or other labor disputes pending or, to Company’s knowledge, threatened against any Credit Party which could reasonably be expected to have a Material Adverse Effect.  Hours worked and payments made to or on behalf of the employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters, except for such violations which could not reasonably be expected to have a Material Adverse

Effect.  All material payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health, if any, and welfare insurance and other benefits have been paid or accrued as a liability on their books to the extent required by applicable Laws, as the case may be.

6.10        Regulated Entities.

No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

6.11        Margin Regulations.

None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

6.12        Compliance With Laws; Anti-Terrorism Laws.

(a)           Laws Generally.  Each Credit Party is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

(b)           Anti-Terrorism Laws.  None of the Credit Parties and, to the knowledge of the Credit Parties, none of their Affiliates (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, (v) is associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked Person.  No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

6.13        Taxes.

All Federal and material state and local tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any material fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof.  Except to the extent subject to a Permitted Contest, all material state and local sales and use Taxes required to be paid by each Credit Party have been paid.  All Federal and material state returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.

6.14        Compliance with ERISA.

(a)           ERISA Plans.  Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code.  The United States Internal Revenue Service has issued a favorable determination letter with respect to each ERISA Plan which is intended to be qualified under Section 401(a) of the Code, which may be relied on currently.  No Credit Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.

(b)           Pension Plans and Multiemployer Plans.  (A) During the thirty-six (36) month period prior to the Funding Date or the making of any Loan, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.  (B) No Credit Party has incurred liability to the PBGC (other than for current premiums) with respect to any Pension Plan.  (C) All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the Multiemployer Plan or of any collective bargaining agreement or by applicable Law; no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could reasonably be expected to result in a withdrawal or partial withdrawal from any such plan, and no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is being terminated, or that any such plan is or is expected to become insolvent.

6.15        Brokers.

Except as set forth on Schedule 6.15, and except for fees payable to Agent and/or Lenders, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Operative Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees in connection herewith or therewith.

6.16        Related Transactions.

The Palace Acquisition has been consummated in all material respects pursuant to the provisions of the Palace Acquisition Documents, true and complete copies of which have been delivered to Lenders, and in compliance with all applicable Laws.  The transactions contemplated by the Senior Transaction Documents to be consummated on or prior to the date hereof have been so consummated (including without limitation the disbursement and transfer of all funds in connection therewith) in all material respects pursuant to the provisions of the applicable Operative Documents, true and complete copies of which have been delivered to Lenders, and in compliance with all applicable Laws.

6.17        Material Contracts.

Except for the Operative Documents and the other agreements set forth on Schedule 6.17 (collectively with the Operative Documents, the “Material Contracts”), as of the Funding Date there are no (i) employment agreements covering the management of any Credit Party, (ii) collective bargaining agreements or other labor agreements covering any employees of any Credit Party, (iii) agreements for managerial, consulting or similar services to which any Credit Party is a party or by which it is bound, (iv) agreements regarding any Credit Party, its assets or operations or any investment therein to which any of its equity holders is a party or by which it is bound, (v) real estate leases, Intellectual Property licenses or other lease or license agreements to which any Credit Party is a party, either as lessor or lessee, or as licensor or licensee, or (vi) customer, distribution, marketing or supply agreements to which any Credit Party is a party, in each case with respect to the preceding clauses (i), (iii), (iv), (v) and (vi) requiring payment of more than $500,000 in any year ($250,000 in any year in the case of real estate leases), (vii) partnership agreements to which any Credit Party is a general partner or joint venture agreements to which any Credit Party is a party or (viii) any other agreements or instruments to which any Credit Party is a party, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect.  Schedule 6.17 sets forth, with respect to each real estate lease agreement to which any Credit Party is a party as of the Funding Date, the address of the subject property and the annual rental (or, where applicable, a general description of the method of computing the annual rental).  The consummation of the transactions contemplated by the Loan Documents and the other Operative Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party) if such termination could reasonably be expected to have a Material Averse Effect.  All of such Material Contracts are valid, subsisting and in full force and effect and none of the Credit Parties, as applicable, or, to the knowledge of the Credit Parties, any other parties, are in default thereunder, in each case except as could not reasonably be expected to have a Material Adverse Effect.

6.18        Environmental Compliance.

(a)           Hazardous Materials.  Except in each case as set forth on Schedule 6.18, (i) no Hazardous Materials are located on any properties now or previously owned, leased or operated by any Credit Party or have been released into the environment, or deposited, discharged, placed or disposed of at, on, under or near any of such properties in a manner that would require the taking of any action under any Environmental Law and could reasonably be expected to give rise to, remediation costs and expenses on the part of the Credit Parties in excess of an amount that could reasonably be expected to have a Material Adverse Effect.  No portion of any such property is being used, or has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials in violation of any Environmental Law; and (ii) to the knowledge of Company, all oral or written notifications of a release of Hazardous Materials required to be filed by or on behalf of any Credit Party under any applicable Environmental Law have been filed or are in the process of being timely filed by or on behalf of the applicable Credit Party.

(b)           Notices Regarding Environmental Compliance.  Except in each case as set forth on Schedule 6.18, no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to Company’s knowledge, threatened by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials or (iv) release of Hazardous Materials.

(c)           Properties Requiring Remediation.  Except in each case as set forth on Schedule 6.18, no property now owned or leased by any Credit Party and, to the knowledge of Company, no such property previously owned or leased by any Credit Party, to which any Credit Party has transported or arranged for the transportation of any Hazardous Materials, is listed or, to Company’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of Federal, state or local enforcement actions or, to the knowledge of Company, other investigations which may lead to material claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, but not limited to, claims under CERCLA.

(d)           Underground Storage Tanks.  Except in each case as set forth on Schedule 6.18, there are no underground storage tanks located on any property owned or leased by any Credit Party that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Materials so as to require the taking of any action under applicable Environmental Laws.

(e)           Environmental Liens.  Except in each case as set forth on Schedule 6.18, there are no Liens under or pursuant to any applicable Environmental Laws on any real property or other assets owned or leased by any Credit Party, and no actions by any Governmental Authority have been taken or, to the knowledge of Company, are in process which could subject any of such properties or assets to such Liens.

For purposes of this Section 6.18, each Credit Party shall be deemed to include any business or business entity (including a corporation) which is, in whole or in part, a predecessor of such Credit Party.

6.19        Intellectual Property.

Each Credit Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Credit Party.  All such Intellectual Property existing as of the Funding Date and registered with any United States or foreign Governmental Authority is set forth on Schedule 6.19.  All material Intellectual Property of each Credit Party is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances.  To Company’s knowledge, each Credit Party conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Credit Party, which infringement or claim of infringement could reasonably be expected to have a Material Adverse Effect.

6.20        Real Property Interests.

Except for leasehold interests disclosed on Schedule 6.17, and except for the ownership or other interests set forth on Schedule 6.20, no Credit Party has, as of the Funding Date, any ownership, leasehold or other interest in real property.  Schedule 6.20 sets forth, with respect to each parcel of real estate owned by any Credit Party as of the Funding Date, the address and legal description of such parcel.

6.21        Solvency.

Company and each additional Credit Party is Solvent.

6.22        Full Disclosure.

To the Company’s knowledge, none of the information (financial or otherwise) furnished by or on behalf of any Credit Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Operative Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.  All financial projections delivered to Agent and Lenders have been prepared on the basis of the assumptions stated therein.  Such projections represent Company’s best estimate of Company’s future financial performance and such assumptions are believed by Company to be fair and reasonable in light of current business conditions; provided that Company can give no assurance that such projections will be attained.

6.23        [Reserved.]

6.24        Use of Proceeds.

The proceeds of the Notes on the Funding Date, together with proceeds of the loans under the Senior Credit Agreement on the Funding Date, shall be used solely (i) to fund a Restricted Distribution of up to $9,000,000 for the purposes of permitting Purchaser to repay a portion of the Existing RBS Debt and to fund the Existing Notes Tender Offer and (ii) for the payment of related costs and expenses.

6.25        Transactions with Affiliates.

Except as set forth on Schedule 6.25, there are no material Contractual Obligations of a Credit Party to any of the officers, directors, shareholders, Affiliates or their respective Affiliates, or Related Parties, of a Credit Party other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of a Credit Party, (iii) for standard employee benefits made generally available to all employees of the Company and (iv) pursuant to any of the Operative Documents.  Except as set forth on Schedule 6.25, none of the officers, directors, shareholders, employees, Affiliates, or their respective Affiliates or Related Parties, of any Credit Party has incurred Debt to a Credit Party or has any direct or indirect material ownership interest in any Person with which a Credit Party is affiliated or, to the Credit Parties’ best knowledge, with which a Credit Party has a business relationship except that such Person may own stock in publicly traded companies.  Other than as set forth on Schedule 6.25, no officer, director, shareholder, Affiliate, or any of their respective Affiliates or Related Parties, of a Credit Party, is, directly or indirectly, a party to or otherwise interested in any material Contractual Obligation with a Credit Party.  Except as may be expressly disclosed in notes to the Audited Financial Statements, no Credit Party is a guarantor or indemnitor of any Debt of any other Person.

ARTICLE VIA.
REPRESENTATIONS AND WARRANTIES OF THE LENDERS

Each of the Lenders, severally and not jointly, represents and warrants only as to itself to the Company as follows:

(a)           It is an “accredited investor” as that term is defined in Rule 501 of the Securities Act, and that, in making the purchases contemplated herein, it is specifically understood and agreed that the Lenders is acquiring the Notes for the purpose of investment and not with a view towards the sale or distribution thereof within the meaning of the Securities Act; provided, however, that the disposition of the Lenders’ property shall at all times be and remain within its control.

(b)           It understands that the Notes will not be registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that it must hold the Notes indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from registration.

(c)           It has not employed any broker or finder in connection with the transactions contemplated by this Agreement.

(d)           It has been furnished with or has had access to the information it has requested from the Company and has had an opportunity to discuss with the management of the Company the business and financial affairs of the Credit Parties, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities or privately held companies so as to enable it to understand and evaluate the risks of such investment and form an investment decision with respect thereto; provided, however, that the foregoing shall in no way affect, diminish or derogate from the representations and warranties made by the Company hereunder or the right of the Lenders to rely thereon and to seek indemnification hereunder.

(e)           Either (i) no part of the funds to be used by such Lender to acquire or hold the Notes constitutes assets of any “employee benefit plan” within the meaning of Section 3(3) of ERISA or any “plan” within the meaning of Section 4975 of the Code or (ii) the acquisition and holding of the Notes by such Lender is exempt from the restrictions on prohibited transactions of ERISA and the Code pursuant to one or more statutory, regulatory or administrative exemptions.

ARTICLE VII.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Notes remaining unpaid or unsatisfied or other Subdebt Obligations (other than contingent indemnity obligations) hereunder shall remain unpaid or unsatisfied, the Company shall, and shall cause each of its Subsidiaries to:

7.01        Financial Statements and Other Reports.

Company will maintain and will cause each Credit Party to maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP and to provide the information required to be delivered to Agent and Lenders hereunder, and will deliver to Lenders all of the following deliveries:

(a)           Monthly Financial Statements.  As soon as practicable and in any event within thirty (30) days after the end of each month (including the last month of Company’s Fiscal Year) (i) a consolidated balance sheet of Holdings and its Consolidated Subsidiaries as at the end of such month and the related consolidated statements of operations and cash flows for such month and (ii) summary statements of operations for the Family Entertainment Centers Division and the Waterparks Division on a divisional basis as of the end of such month, and, in case, for the portion of the Fiscal Year ended at the end of such month setting forth in each case in comparative form the figures for the corresponding periods of the previous Fiscal Year and the figures for such month and for such portion of the Fiscal Year ended at the end of such month set forth in the annual operating and Capital Expenditure budgets and cash flow forecast delivered pursuant to Section 7.01(m), all in reasonable detail and certified by a Responsible Officer as fairly presenting in all material respects the financial condition and results of operations of Holdings and its Consolidated Subsidiaries and as having been prepared in accordance with GAAP applied on a basis consistent with the audited financial statements of Holdings, subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosures.

(b)           Annual Financial Statements.  As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2007), a consolidated balance sheet of Holdings and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, stockholders’ equity (or the comparable item, if Holdings is not a corporation) and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year and the figures for such Fiscal Year set forth in the annual operating and Capital Expenditure budgets and cash flow forecast delivered pursuant to Section 7.01(m), certified without qualification (including with respect to the scope of audit) or exception by independent public accountants of nationally recognized standing and reasonably acceptable to Agent; provided that, with respect to the Fiscal Year ending December 31, 2007, such financial statements shall be delivered in a non-standard GAAP one year presentation.

(c)           Compliance Certificates.  Together with each delivery of financial statements pursuant to Sections 7.01(a) and 7.01(b), (i) a Compliance Certificate, and (ii) a summary report discussing the reasons for any significant variations in the operations and financial condition of Holdings and its Consolidated Subsidiaries as between the fiscal period covered by such financial statements and the same periods during the immediately preceding Fiscal Year, and as between such periods and the same periods included in the projections and forecasts delivered pursuant to Section 7.01(m).

(d)           [Reserved.]

(e)           Accountant’s Letters.  Promptly upon receipt thereof, copies of all reports submitted to any Credit Party by independent public accountants in connection with each annual, interim or special audit of the financial statements of any Credit Party made by such accountants, including the comment letter submitted by such accountants to management in connection with any audit.

(f)            Regulatory Filing Information.  Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by any Credit Party to its security holders, (ii) all regular and periodic reports and all registration statements and prospectuses filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any successor, (iii) all press releases and other statements made available generally by any Credit Party concerning material developments in the business of any Credit Party and (iv) all Swap Contracts entered into by any Credit Party.  If information required to be delivered pursuant to this clause (f) is posted on a website to which Agent and all Lenders have been granted access, such information shall be deemed to have been delivered pursuant to this clause (f) when the Company has delivered notice of such posting to Agent and Lenders.

(g)           Acquisition Adjustments.  Promptly upon such information becoming available, a summary of all purchase price and other monetary adjustments in excess of $2,000,000 individually or in the aggregate that are made pursuant to any of the Palace Acquisition Documents.

(h)           Notices of Material Events.  Promptly upon any officer of any Credit Party obtaining knowledge (i) of the existence of any Event of Default or Default, or becoming aware that the holder of any Senior Indebtedness or any other Debt of any Credit Party in excess of $2,000,000 has given any notice or taken any other action with respect to a claimed default thereunder, (ii) of any change in any Credit Party’s certified accountant, (iii) that any Person has given any notice to any Credit Party or taken any other action with respect to a claimed default under any Material Contract (other than the Loan Documents) or any other material agreement or instrument to which any Credit Party is a party or by which any of its assets is bound, or (iv) of the institution of any Litigation seeking equitable relief or involving an alleged liability of any Credit Party equal to or greater than $2,000,000 or any adverse determination in any Litigation involving equitable relief or a potential liability of any Credit Party equal to or greater than $2,000,000, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default (including any Event of Default or Default), event or condition, and what action the applicable Credit Party has taken, is taking or proposes to take with respect thereto.

(i)            ERISA Notices.  Promptly upon any officer of any Credit Party obtaining knowledge of (i) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, (ii) the failure of any member of the Controlled Group to make a required contribution on a timely basis to any ERISA Plan or to any Multiemployer Plan which could reasonably be expected to have a Material Adverse Effect, (iii) the taking or omission of any action with respect to a Pension Plan which could reasonably be expected to result in the requirement that Company or any other Credit Party furnish a bond or other security to the PBGC or such Pension Plan, (iv) the occurrence of or reasonably expected occurrence of a reportable event under Section 4043 of ERISA (for which a reporting requirement is not waived) with respect to any Pension Plan, (v) the occurrence of any event with respect to any Pension Plan or Multiemployer Plan which could reasonably be expected to result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Plan), or (vi) the receipt by Company or any other Credit Party of any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or is expected to be in “at risk” status (within the meaning of Section 430(i) of the Code and Title IV of ERISA), that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is being terminated, or that any such plan is or may be expected to become insolvent, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person, and what action the applicable Credit Party has taken, is taking or proposed to take with respect thereto.

(j)            Environmental Notices.  Promptly upon any officer of any Credit Party obtaining knowledge of any complaint, order, citation, notice or other written communication from any Person delivered to any Credit Party with respect to, or if any officer of any Credit Party becomes aware of (i) the existence or alleged existence of a material violation of any applicable Environmental Law, (ii) any release of any Hazardous Materials into the environment requiring the taking of any action under Environmental Law, (iii) the commencement of any cleanup of any Hazardous Materials, (iv) any pending or threatened proceeding for the termination, suspension or non-renewal of any Permit required under any applicable Environmental Law, or (v) any property of any Credit Party that is or will be subject to a Lien imposed pursuant to any Environmental Law, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person, and what action the applicable Credit Party has taken, is taking or proposes to take with respect thereto.

(k)           [Reserved.]

(l)            Material and Governmental Notices.  Promptly upon receipt or filing thereof, copies of any reports or notices related to any material taxes and any other material reports or notices received by any Credit Party from, or filed by any Credit Party with, any Governmental Authority.

(m)          Projections.  Within sixty (60) days after the conclusion of each Fiscal Year, Company’s annual operating plans, operating and Capital Expenditure budgets, and financial forecasts, including cash flow projections covering proposed fundings, repayments, additional advances, investments and other cash receipts and disbursements, each for the following three (3) Fiscal Years presented on a monthly basis for the next Fiscal Year and annually for the two (2) subsequent Fiscal Years, all of which shall be in a format reasonably consistent with projections, budgets and forecasts theretofore provided to Lenders, and promptly following the preparation thereof, material updates to any of the foregoing from time to time prepared by management of Company.

(n)           [Reserved.]

(o)           [Reserved.]

(p)           Credit Party Information.  With reasonable promptness, such other information and data with respect to any Credit Party as from time to time may be reasonably requested by Agent or any Lender.

7.02        Payment and Performance of Obligations.

Company (a) will pay and discharge, and cause each Subsidiary to pay and discharge, at or before maturity, all of their respective obligations and liabilities, including tax liabilities, except for (i) the Senior Indebtedness and (ii) such obligations and/or liabilities (A) that may be the subject of a Permitted Contest and (B) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect, (b) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities and (c) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults (i) with respect to the Senior Transaction Documents  or (ii) which could not reasonably be expected to have a Material Adverse Effect.

7.03        Maintenance of Existence.

Company will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect, their respective existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business.

7.04        Maintenance of Property; Insurance.

(a)           Maintenance of Property.  Company will keep, and will cause each Subsidiary to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b)           Required Insurance Coverage.  Company will maintain, and will cause each Subsidiary to maintain, (i) casualty insurance on all real and personal property on an all risks basis (including the perils of flood and quake), covering the repair and replacement cost of all such property and coverage for business interruption and public liability insurance (including products/completed operations liability coverage) in each case of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses and in amounts acceptable to Lenders and (ii) such other insurance coverage in such amounts and with respect to such risks as Lenders may reasonably request.  All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Lenders.  Company will not, and will not permit any Subsidiary to, bring or keep any article on any business location of any Credit Party, or cause or allow any condition to exist, if the presence of such article or the occurrence of such condition could reasonably cause the invalidation of any insurance required by this Section 7.04(b), or would otherwise be prohibited by the terms thereof.

(c)           Evidence of Insurance Coverage.  Company will deliver to Agent and Lenders on the Funding Date, a certificate from Company’s insurance broker dated such date showing the amount of coverage as of such date.

7.05        Compliance with Laws.

Company will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws, except to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect or result in any Lien (other than a Permitted Lien) upon a material portion of the assets of any such Person in favor of any Governmental Authority.

7.06        Inspection of Property, Books and Records.

Company will keep, and will cause each Subsidiary to keep, proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, at the sole cost of Company or any applicable Subsidiary, representatives of Agent (and of any Lender during and upon the existence and continuance of an Event of Default) to visit and inspect any of their respective properties (subject to the rights of third party tenants and licensees), to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective Inventory and Accounts and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired; provided, that, following the Funding Date, Company and its Subsidiaries shall not be obligated to reimburse Agent and Lenders for the cost of more than one (1) inspection per Fiscal Year made in the absence of an Event of Default.  In the absence of an Event of Default, Agent shall give Company or any applicable Subsidiary commercially reasonable prior written notice of such exercise.  No notice shall be required during the existence and continuance of any Event of Default.

7.07        Use of Proceeds.

Company will use the proceeds of the Notes solely to fund a Restricted Distribution of up to $9,000,000 for the purposes of permitting Purchaser to repay a portion of the Existing RBS Debt, to fund in part the repayment of Debt under the Existing Credit Agreement and to fund the Existing Notes Tender Offer and the payment of related costs and expenses.

7.08        Lenders’ Meetings.

Company will, in each case to the extent requested by either Agent or Required Lenders, conduct (a) a monthly conference call with Agent and Lenders and (b) an annual meeting of Agent and Lenders (or, at Agent’s election, an annual conference call with Agent and Lenders), in each case to discuss the most recently reported financial results and the financial condition of Company and its Subsidiaries, at which shall be present a Responsible Officer and such other officers of the Credit Parties as may be reasonably requested to attend by Agent or Required Lenders, such request or requests to be made within a reasonable time prior to the scheduled date of such conference call or such meeting, as applicable.  Such meetings and conference calls shall be held at a time and place convenient to Lenders and to Company.

7.09        Required Swap Contracts.

Not later than ninety (90) days following the Funding Date (or such later date as agreed to by the Senior Agent), Company will, at its sole cost and expense, enter into and thereafter maintain in full force and effect Swap Contracts as required pursuant to the Senior Credit Agreement.

7.10        Hazardous Materials; Remediation.

(a)           Remediation.  If any release or disposal of Hazardous Materials shall occur or shall have occurred on any real property or any other assets of Company or any other Credit Party, Company will cause, or direct the applicable Credit Party to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets.  Without limiting the generality of the foregoing, Company shall, and shall cause each other Credit Party to, comply with each Environmental Law requiring the performance at any real property by Company or any other Credit Party of activities in response to the release or threatened release of a Hazardous Material.

(b)           [Reserved.]

7.11        Further Assurances.

(a)           General.  Company will, and will cause each Subsidiary, at its own cost and expense, to promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be necessary or as Agent or Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Loan Documents and the transactions contemplated thereby.

(b)           New Subsidiaries.  Without limiting the generality of the foregoing, in the event Company or any of its Subsidiaries shall acquire or form any new Subsidiary after the date hereof, Company or the respective Subsidiary will cause such new Subsidiary, upon such acquisition and concurrently with such formation (excluding any Foreign Subsidiary whose guarantee would result in material adverse tax consequences to Company under Section 956 of the Internal Revenue Code as determined by Lenders), (i) to execute a Guarantee (in form and substance reasonably acceptable to Lenders) guaranteeing payment and performance of all of the Subdebt Obligations, and (ii) to deliver such proof of corporate (or comparable) action, incumbency of officers, opinions of counsel and other documents as Lenders shall have required or requested.  Until such time that any Subsidiary shall have fully complied with the provisions of this paragraph, and without limitation of any rights and remedies available to Agent and Lenders as a result thereof, the operating results of such Subsidiary shall be disregarded in the calculation of EBITDA for any measurement period.

(c)           Capital Stock.  Company will, and will cause each of its Subsidiaries, to take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a Wholly-Owned Subsidiary.

7.12        [Reserved].

7.13        [Reserved].

7.14        Modifications of Senior Transaction Documents.

If the Credit Parties amend, change, add, or otherwise modify the financial covenants (and the definitions used therein) in, or any other provisions of, the Senior Transaction Documents to be more restrictive to the Credit Parties than the existing financial covenants (and the related financial definitions used therein) and other provisions in the Senior Transaction Documents in effect as of the Closing Date, then, at the option of the Required Lenders upon delivery of written notice, the Credit Parties agree to amend, add or otherwise modify the financial covenants (and the related financial definitions used herein) and other provisions in the Loan Documents, it being understood that such modifications shall preserve, on substantially similar and proportional economic terms, the relative differential, if any, that existed on the Closing Date between the financial covenants (for each applicable period) in the Senior Transaction Documents (and the related financial or numerical definitions used therein) in effect as of the Closing Date and the financial covenants (for each applicable period) in the Loan Documents (and the financial or numerical definitions used herein) in effect as of the Closing Date.  The Credit Parties agree to effectuate all such amendments, changes, additions and/or modifications concurrently with the modifications of the Senior Transaction Documents.

7.15        Remarketing Cooperation.

                The Company shall cooperate with the Lenders in completing any permitted resale of any portion of the Notes, to the extent reasonably requested by the Lenders, including, without limitation, (a) providing direct contact between the Credit Parties’ senior management and prospective purchasers in meetings, so long as such undertaking does not interfere with the ability of such management personnel to perform their management obligations, and (b) assisting the Lenders, upon their reasonable request, with reviewing and/or updating any informational materials relating to the Credit Parties and their business.

ARTICLE VIII.
NEGATIVE AND FINANCIAL COVENANTS

So long as any Lender shall have any Notes remaining unpaid or unsatisfied or other Subdebt Obligations (other than contingent indemnity obligations) hereunder shall remain unpaid or unsatisfied:

8.01        Debt.

Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for:

(a)           Debt under the Loan Documents;

(b)           Debt outstanding on the Funding Date and set forth on Schedule 8.01 and any refinancings, refundings, renewals or extensions thereof to the extent that the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to fees and expenses reasonably incurred in connection with such refinancing and by an amount equal to any existing unutilized commitments thereunder;

(c)           Senior Indebtedness;

(d)           Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring any fixed asset (including through Capital Leases), in an aggregate principal amount at any time outstanding not greater than $3,300,000;

(e)           Debt, if any, arising under Swap Contracts;

(f)            Intercompany Debt arising from loans made by (i) Company to its Wholly-Owned Domestic Subsidiaries to fund working capital requirements of such Subsidiaries in the Ordinary Course of Business, or (ii) any Wholly-Owned Subsidiary of Company to Company; and

(g)           Unsecured Debt not to exceed $3,300,000 in the aggregate at any time outstanding.

8.02        Liens.

Company will not, and will not permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)           Liens created by the Senior Transaction Documents;

(b)           Liens existing on the Funding Date and set forth on Schedule 8.02 and any extensions or renewals thereof, provided that (i) the Debt secured is not increased except as permitted by Section 8.01(b) and (ii) such Lien is not extended to any other property;

(c)           Any Lien on any asset securing Debt permitted under Section 8.01(d), provided that such Lien attaches only to the assets financed by such Debt, and such Lien attaches concurrently with or within ninety (90) days after the acquisition thereof;

(d)           Liens for taxes or other governmental or quasi-governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest;

(e)           Liens arising in the Ordinary Course of Business (i) in favor of carriers, warehousemen, mechanics and materialmen, and other similar Liens imposed by Law and (ii) in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations for sums not overdue for a period of more than 30 days or the subject of a Permitted Contest and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

(f)            Attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $2,200,000 in the aggregate arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest; and

(g)           Easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Company or any Subsidiary.

8.03        Contingent Obligations.

Company will not, and will not permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for:

(a)           Contingent Obligations arising in respect of the Debt under the Loan Documents;

(b)           Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business;

(c)           Contingent Obligations arising under Required Swap Contracts, and so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any other Swap Contract, provided that such obligations are (or were) entered into by Company or a Subsidiary in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;

(d)           Contingent Obligations outstanding on the Funding Date and set forth on Schedule 8.03 and Contingent Obligations in respect of any refinancings, refundings, renewals or extensions of the Debt underlying such Contingent Obligations to the extent such Debt is permitted by Section 8.01(b);

(e)           Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $2,200,000 in the aggregate at any time outstanding;

(f)            Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Senior Agent mortgagee title insurance policies;

(g)           Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 8.07; and

(h)           other Contingent Obligations not permitted by clauses (a) through (g) above, not to exceed $3,300,000 in the aggregate at any time outstanding.

8.04        Restricted Distributions.

Company will not, and will not permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution; provided that the foregoing shall not restrict or prohibit any Subsidiary from making dividends or distributions, directly or indirectly, to Company or to any Wholly-Owned Domestic Subsidiary of Company; provided, further, that the foregoing shall not restrict or prohibit Company from making a Restricted Distribution to Holdings on the Funding Date (or within 10 days thereafter) in an amount not to exceed $9,000,000 in order to permit Holdings to contemporaneously make a Restricted Distribution of like amount to Purchaser to permit Purchaser to repay a portion of the Existing RBS Debt on the Funding Date (or within 10 days thereafter) (with evidence of such repayment to be provided to Agent promptly thereafter)(the “RBS Restricted Distribution”); provided, further, that the foregoing shall not restrict or prohibit dividends or distributions, directly or indirectly, to Holdings at such times and in such amounts as are necessary to permit:

(a)           Purchases of Holdings Stock.  Purchases of shares of (or options to purchase shares of) Capital Stock in Parent or options therefor from employees of any Credit Party upon their death, termination of their employment or retirement, so long as before and after giving effect to any such dividend or distribution for such purpose, (i) no Event of Default shall have occurred and be continuing, (ii) Company is in compliance on a pro forma basis with the covenants set forth in Sections 8.22, 8.23 and 8.24 recomputed for the most recently ended quarter for which information is available and is in compliance with all other terms and conditions of this Agreement and (iii) if such dividend or distribution is made prior to the Commitment Expiry Date (as defined in the Senior Credit Agreement), the Revolving Loan Limit (as defined in the Senior Credit Agreement)  minus the Revolving Loan Outstandings (as defined in the Senior Credit Agreement) is equal to or greater than $20,000,000 and (iv) such purchases or payments after the Funding Date do not exceed $2,200,000 in any Fiscal Year and do not exceed $4,400,000 in the aggregate from and after the Funding Date;

(b)           Taxes and Administrative Expenses Payments.  Payment of taxes by Holdings and, so long as no Event of Default shall have occurred and be continuing both before and after giving effect to any such dividend or distribution, payment of out-of-pocket administrative expenses (including without limitation the payment of reasonable director fees but excluding the payment of management fees to the Investors) payable by Holdings in an aggregate amount, with respect to all such administrative expenses, not to exceed $550,000 in any Fiscal Year.

8.05        Restrictive Agreements.

Company will not, and will not permit any Subsidiary to, directly or indirectly (i) enter into or assume any agreement (other than the Loan Documents and the Senior Transaction Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired or (ii) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to pay or make Restricted Distributions to Company or any Subsidiary, to pay any Debt owed to Company or any Subsidiary, to make loans or advances to Company or any Subsidiary or to transfer any of its property or assets to Company or any Subsidiary.

8.06        Payments and Modifications of Subordinated Debt.

Company will not, and will not permit any Subsidiary to, directly or indirectly declare, pay, make or set aside any amount for payment in respect of any Debt hereinafter incurred that, by its terms, or by separate agreement, is subordinated to the Subdebt Obligations, except for regularly scheduled payments of interest and other amounts in respect of such Debt made in full compliance with the subordination provisions applicable thereto, or amend or otherwise modify the terms of any such Debt if the effect of such amendment or modification is to (A) increase the interest rate or fees on, or change the manner or timing of payment of, such Debt, (B) accelerate or shorten the dates upon which payments of principal or interest are due on, or the principal amount of, such Debt, (C) change in a manner adverse to any Credit Party or Lender any event of default or add or make more restrictive any covenant with respect to such Debt, (D) change the prepayment provisions of such Debt or any of the defined terms related thereto, (E) change the subordination provisions thereof (or the subordination terms of any guaranty thereof), or (F) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Debt in a manner adverse to Company, any Subsidiaries, Agent or Lenders.  Company shall, prior to entering into any such amendment or modification, deliver to Lenders reasonably in advance of the execution thereof, any final or execution form copy thereof.

8.07        Consolidations, Mergers and Sales of Assets.

Company will not, and will not permit any Subsidiary to, directly or indirectly (i) consolidate or merge with or into any other Person other than (A) mergers consummated to effect the consummation of a

Permitted Acquisition and (B) in each case with not less than twenty (20) Business Days’ prior written notice to Lenders (or such lesser amount of notice as Agent, in its sole discretion, may from time to time permit) mergers of any Wholly-Owned Subsidiary with and into Company (with Company as the surviving entity of such merger) or with and into any other Wholly-Owned Subsidiary of Company or (ii) consummate any Asset Dispositions other than dispositions of fixed assets for cash and fair value if all of the following conditions are met:  (A) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $5,500,000 (except in the case of dispositions of Designated Lease Facilities (as defined in the Senior Credit Agreement)) and the aggregate market value of assets sold or otherwise disposed of during the term of this Agreement does not exceed $38,500,000, (B) the Net Cash Proceeds (as defined in the Senior Credit Agreement) of any such disposition are applied as required by the Senior Credit Agreement (unless waived by the Senior Lenders), (C) after giving effect to any such disposition and the repayment of Debt with the proceeds thereof, Company is in compliance on a pro forma basis with the covenants set forth in Sections 8.22, 8.23 and 8.24 recomputed for the most recently ended quarter for which information is available and is in compliance with all other terms and conditions of this Agreement, and (D) no Default or Event of Default then exists or would result from any such disposition.

8.08        Purchase of Assets, Investments.

(a)           General Provisions. Company will not, and will not permit any Subsidiary to, directly or indirectly:

(i)            acquire or enter into any agreement to acquire any assets other than in the Ordinary Course of Business, constituting Capital Expenditures to the extent permitted pursuant to Section 8.22 or constituting replacement assets purchased with proceeds of Property Insurance Policies (as defined in the Senior Credit Agreement), awards or other compensation with respect to any eminent domain, condemnation or similar proceeding or with the proceeds of Asset Dispositions as permitted hereunder and pursuant to the Senior Credit Agreement;

(ii)           create, acquire or enter into any agreement to create or acquire any Subsidiary other than Wholly-Owned Domestic Subsidiaries acquired or created in connection with the consummation of Permitted Acquisitions and for which the requirements set forth in Section 7.11 have been satisfied;

(iii)          engage or enter into any agreement to engage in any joint venture or partnership with any other Person; or

(iv)          acquire or own or enter into any agreement to acquire or own any Investment in any Person other than:

(A)          Investments existing on the date of this Agreement and set forth on Schedule 8.08;

(B)           Cash Equivalents;

(C)           Investments in the Capital Stock of any Wholly-Owned Domestic Subsidiary existing as of the Closing Date or otherwise formed or organized in compliance with the terms of this Agreement and so long as any such Subsidiary has Guaranteed the Subdebt Obligations and (z) Company has otherwise complied with the provisions of Section 7.11;

(D)          bank deposits established in accordance with Section 5.17 of the Senior Credit Agreement;

(E)           Investments in securities of Account Debtors (as defined in the Senior Credit Agreement) received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors;

(F)           Investments in the form of Swap Contracts permitted under Section 8.03(c); and

(G)           loans to officers and employees in an aggregate principal amount not to exceed $1,100,000 at any time outstanding; and

(b)           Permitted Acquisitions.  Notwithstanding the foregoing, Company may acquire, or may cause a Wholly-Owned Domestic Subsidiary to acquire, all or substantially all of the assets, or all (but not less than all) of the Capital Stock, of any Person (the “Target”) (in each case, a “Permitted Acquisition”) with the prior written approval of Required Lenders or subject to the satisfaction of each of the following conditions:

(i)            unless Agent agrees otherwise, Lenders shall have received not less than 20 days’ prior notice of such proposed Permitted Acquisition, which notice shall include a due diligence package including the following materials, each in form and substance reasonably satisfactory to Lenders:

(A)          copies of the Target’s two most recent annual income statements and balance sheets, together with the audit opinions thereon, if any, of the Target’s independent accountants, together with available interim financial statements, (B) a general description of the business to be acquired, (C) a summary of pending and known threatened litigation adversely affecting the business or assets to be acquired, (D) a description of the method of financing such acquisition, including sources and uses, (E) a listing of locations of all personal and real property to be acquired, (F) all material agreements to be assumed or acquired, (G) if the Target owns or leases, or if the assets to be acquired includes, any real property and if requested by Agent in its commercially reasonable discretion, environmental reports and related information regarding any such property owned, leased or otherwise used (other than leased property used solely as office space), and (H) final copies of all acquisition agreements and all material related transaction documents for such acquisition, together with all schedules thereto (followed by fully executed copies thereof within five (5) Business Days after the closing of such acquisition).

(ii)           unless Agent agrees otherwise, concurrently with delivery of the notice and due diligence materials referred to in clause (i) above, Company shall have delivered to Lenders, in form and substance reasonably satisfactory to Lenders:

(A)          a pro forma consolidated and consolidating balance sheet, income statement and cash flow statement of Holdings and its Subsidiaries (the “Acquisition Pro Forma”), based on most recently available financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Holdings and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition, the funding of all Loans and the incurrence or assumption of all other Debt and repayment of Debt in connection therewith, and such Acquisition Pro Forma shall reflect that, on a pro forma basis, Company is in compliance on a pro forma basis with the covenants set forth in Sections 8.22, 8.23 and 8.24 recomputed for the four-quarter-period reflected in the Compliance Certificate most recently delivered to Lenders pursuant to Section 7.01(c) prior to the consummation of such Permitted Acquisition; provided that for purposes of this clause (A), (1) the full amount of cash Acquisition Consideration paid in connection with such Permitted Acquisition shall be included in Total Debt for purposes of calculating the ratio of Total Debt to Adjusted EBITDA on a pro forma basis, except to the extent funded with the proceeds of an equity contribution made to Holdings substantially contemporaneously with such Permitted Acquisition and (2) the maximum ratio of Total Debt to Adjusted EBITDA at such time pursuant to Section 8.24 shall be deemed to be the maximum ratio at such time minus 0.25.

(B)           if requested by Agent with respect to any Permitted Acquisition for which the Acquisition Consideration exceeds $10,000,000, updated versions of the operating plans, budgets and forecasts most recently delivered to Lenders pursuant to Section 7.01(m) covering the three (3) year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the requirements of Section 7.01(m) (the “Acquisition Projections”) and based upon historical financial data of a recent date reasonably satisfactory to Agent, taking into account such Permitted Acquisition, the funding of all Loans and the incurrence or assumption of all other Debt and repayment of Debt in connection therewith; and

(C)           a certificate of a Responsible Officer of Company to the effect that (w) Holdings and each Subsidiary will be Solvent upon the consummation of the Permitted Acquisition, (x) the Acquisition Pro Forma fairly presents in all material respects the financial condition of Holdings and its Subsidiaries (on a consolidated basis) as of the date thereof and the periods covered thereby, in each case after giving effect to the Permitted Acquisition and related transactions, (y) the Acquisition Projections (if any) represent Company’s best estimate of Holdings’ consolidated future financial performance as of the date thereof and after giving effect to the Permitted Acquisition, the assumptions contained therein are believed by Holdings to be fair and reasonable in light of current business conditions and the Acquisition Projections demonstrate Company’s projected compliance with the covenants set forth in Sections 8.22, 8.23 and 8.24 for the one-year-period immediately following the consummation of such Permitted Acquisition; provided, that Company can give no assurance that the results reflected in the Acquisition Projections will be attained; and (z) Holdings and its Subsidiaries have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation, to the extent requested, were delivered to the Lenders;

(iii)          such Permitted Acquisition shall only involve assets located in the United States or Canada (and, in connection with the acquisition of the Capital Stock of a Target, such Target shall be formed, incorporated or otherwise organized under the laws of a state within the United States or Canada) and comprising a business, or those assets of a business, of the type engaged in by Company as of the Closing Date and businesses reasonably related thereto, and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Company prior to such Permitted Acquisition;

(iv)          such Permitted Acquisition shall be consensual, shall have been approved by the Target’s board of directors (or comparable governing board) and shall be consummated in accordance with the terms of the agreements and documents related thereto, and in compliance with all applicable Laws;

(v)           no assets or liabilities (including, without limitation, Investments, Debt and Contingent Obligations) shall be acquired, incurred, assumed or otherwise be reflected on a consolidated balance sheet of Holdings and its Subsidiaries after giving effect to such Permitted Acquisition, except (A) Loans made hereunder and under the Senior Transaction Documents and (B) those assets and liabilities which may be acquired, incurred or assumed in accordance with the provisions of this Agreement (including, without limitation, the provisions of Section 8.01, 8.03 and 8.08(a));

(vi)          the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Liens);

(vii)         at or prior to the closing of any Permitted Acquisition, the Target shall have executed such documents and taken such actions as may be required by Agent in connection therewith (including the delivery of (A) certified copies of the resolutions of the board of directors (or comparable governing board) of Holdings, its Subsidiaries and the Target authorizing such Permitted Acquisition, (B) legal opinions, in form and substance reasonably acceptable to Agent, with respect to the transactions described herein and (C) evidence of insurance of the business to be acquired consistent with the requirements of Section 6.04; all amounts payable in connection with any Permitted Acquisition (including all transaction costs, all Debt, liabilities and Contingent Obligations incurred or assumed and the maximum amount of any earn-out or comparable payment obligation in connection therewith, whether or not reflected on a consolidated balance sheet of Company and Target) (such amounts being referred to collectively as “Acquisition Consideration”) shall not exceed $10,000,000, shall not exceed $10,000,000 with respect to all Permitted Acquisitions consummated during any twelve-month period, and shall not exceed $30,000,000 with respect to all Permitted Acquisitions consummated during the term hereof;

(viii)        on or prior to the date of such Permitted Acquisition, Lenders shall have received, in form and substance reasonably satisfactory to Agent and if requested by Agent, (A) all opinions, certificates, lien search results and other documents reasonably requested by Agent and (B) amendments to the Schedules, to the extent necessary to make the representations and warranties in this Agreement true and correct after giving effect to the consummation of such Permitted Acquisition; and

(ix)           at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing.

8.09        Transactions with Affiliates.

Except (i) as expressly permitted by this Agreement, (ii) as otherwise disclosed on Schedule 8.09, and (iii) for transactions that contain terms that are no less favorable to Company or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party, Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Company.

8.10        Modification of Organizational Documents.

Company will not, and will not permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for such amendments or other modifications required by Law or which are not adverse to the interests of Agent or any Lender and which, in each instance, are fully disclosed to Lenders.

8.11        Modification of Certain Agreements.

Company will not, and will not permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Palace Acquisition Document which in any case: (i) is contrary to the terms of this Agreement or any other Loan Document; (ii) could reasonably be expected to be adverse in any material respect to the rights, interests or privileges of the Agent or Lenders or their ability to enforce the same; (iii) results in the imposition or expansion in any material respect of any restriction or burden on Company or any Subsidiary; (iv) or reduces in any material respect any rights or benefits of Company or any Subsidiary.  Company shall, prior to entering into any amendment or other modification of any of the foregoing documents, deliver to Lenders reasonably in advance of the execution thereof, any final or execution form copy of amendments or other modifications to such documents.

8.12        Fiscal Year.

Company will not, and will not permit any Subsidiary to, change its Fiscal Year; provided, that, prior to September 30, 2008, Company shall change its fiscal year from a fiscal year ending on December 31 to a fiscal year ending on September 30.

8.13        Conduct of Business.

Company will not, and will not permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and described on Schedule 8.13 and businesses reasonably related thereto as determined by the Agent in its reasonable discretion.

8.14        Investor Fees.

Company will not, and will not permit any Subsidiary to, directly or indirectly, pay or become obligated to pay any management, consulting or similar advisory fees or other amounts to or for the account of Investor or any Affiliate of Investor.

8.15        [Reserved].

8.16        Limitation on Sale and Leaseback Transactions.

Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby in a substantially contemporaneous transaction Company or any Subsidiary sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

8.17        [Reserved].

8.18        Compliance with Anti-Terrorism Laws.

Company will not, and will not permit any Subsidiary to, directly or indirectly, knowingly enter into any Operative Documents or Material Contracts with any Person listed on the OFAC Lists.  Company shall immediately notify Lenders if Company has knowledge that Company, any additional Credit Party or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (i) is convicted on, (ii) pleads nolo contendere to, (iii) is indicted on or (iv) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  Company will not, and will not permit any Subsidiary to, directly or indirectly, (i) knowingly conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

8.19        Anti-Layering.

Notwithstanding the provisions of Section 8.01, incur any Debt that is subordinate or junior in any respect to any Debt arising under the Senior Credit Agreement and senior in any respect to any Debt arising under the Notes and the other Subdebt Obligations.

8.20        Limitations on Investor Ownership of Senior Indebtedness.

Company will not permit the Investor, the Company or any of their respective Affiliates, directly or indirectly, to purchase, participate, be assigned or in any way beneficially own any of the Debt arising under any of the Senior Transaction Documents.

8.21        Modifications of Senior Transaction Documents.

Company will not amend, replace, refinance, refund, restructure, supplement, extend or otherwise modify the Senior Credit Agreement in effect on the Closing Date or Funding Date, as applicable, or any other Senior Transaction Document in effect on the Closing Date or Funding Date, as applicable, in contravention of the Subordination Agreement.

8.22        Capital Expenditures.

Company will not permit the aggregate amount of Capital Expenditures for any period set forth below to exceed the amount set forth below for such period:

Period	Amount
12 month period ending September 30, 2008	$15,950,000
2009 Fiscal Year and each Fiscal Year thereafter	$15,400,000

If Company does not utilize the entire amount of Capital Expenditures permitted in any period set forth above, Company may carry forward to the immediately succeeding period only, seventy-five percent (75%) of such unutilized amount (with Capital Expenditures made by Company in such succeeding period applied last to such carried forward amount).

8.23        Fixed Charge Coverage Ratio.

(a)           Company will not permit the Fixed Charge Coverage Ratio for the twelve (12) month period ending on any date set forth below to be less than the ratio set forth below for such date:

Fiscal Quarter Ending	Ratio
September 30, 2008	0.90x
December 31, 2008	0.90x
March 31, 2009	1.00x
June 30, 2009	1.00x
September 30, 2009	1.00x
December 31, 2009	1.00x
March 31, 2010	1.00x
June 30, 2010	1.00x
September 30, 2010	1.00x
December 31, 2010 and each fiscal quarter thereafter	1.05x

8.24        Total Debt to EBITDA Ratio.

Company will not permit the ratio of (i) Total Debt on any date set forth below to (ii) Adjusted EBITDA for the twelve (12) month period ending on such date to exceed the ratio set forth below opposite such date:

Fiscal Quarter Ending	Ratio
June 30, 2008	6.05x
September 30, 2008	6.05x
December 31, 2008	6.05x
March 31, 2009	5.50x
June 30, 2009	5.50x
September 30, 2009	5.23x
December 31, 2009	5.23x
March 31, 2010	5.23x
June 30, 2010	5.23x
September 30, 2010	4.68x
December 31, 2010	4.68x
March 31, 2011	4.68x
June 30, 2011	4.68x
September 30, 2011	4.40x
December 31, 2011 and each fiscal quarter thereafter	4.13x

ARTICLE IX.
EVENTS OF DEFAULT AND REMEDIES

9.01        Events of Default.

For purposes of the Loan Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of Law or otherwise, shall constitute an “Event of Default”:

(a)           Company shall fail to pay when due any principal, interest, premium or fee under any Loan Document or any other amount payable under any Loan Document;

(b)           Company shall fail to observe or perform any covenant contained in Section 7.01, Section 7.04(b), Section 7.06, Section 7.07, Section 7.12 or Article VIII (excluding Sections 8.02 (solely with respect to non-consensual Liens prohibited thereunder)); or Company shall fail to observe or perform any covenant contained in Section 7.09, 7.10, 7.11, or 8.02 (solely with respect to non-consensual Liens prohibited thereunder) and such default is not remedied within fifteen (15) days after the earlier of (i) receipt by Company of notice from Agent or Required Lenders of such default or (ii) actual knowledge of Company or any other Credit Party of such default;

(c)           any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Loan Document (other than occurrences described in other provisions of this Section 9.01 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (i) receipt by Company of notice from Agent or Required Lenders of such default or (ii) actual knowledge of Company or any other Credit Party of such default;

(d)           any representation, warranty, certification or statement made by any Credit Party or any other Person in any Loan Document or in any certificate, financial statement or other document delivered pursuant to any Loan Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);

(e)(i)        failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Notes and the Senior Indebtedness) or in respect of any Swap Contract, or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Notes and the Senior Indebtedness) or in respect of any Swap Contract, if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, or the counterparty under any such Swap Contract, to cause Debt or other liabilities having an individual principal amount in excess of $2,750,000 (or any amount, solely with respect to Swap Contracts) or having an aggregate principal amount in excess of $2,750,000 (or any amount, solely with respect to Swap Contracts) to become or be declared immediately due and payable; or (ii) (A) the Company or any other Credit Party shall fail to pay when due, or within any applicable grace period, principal, interest and/or any other amounts under the Senior Credit Agreement in an aggregate amount in excess of $2,750,000, and, except with respect to amounts due on the termination date of the Senior Credit Agreement, such failure shall continue for at least 90 days, whether by reason of demand, maturity, acceleration or otherwise, or (B) any other event of default or other default under the Senior Credit Agreement occurs and, in the case of this clause (B), as a consequence thereof, any or all of the Senior Indebtedness has become, or has been declared, due and payable before its stated final maturity by acceleration or otherwise;

(f)            any Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(g)           an involuntary case or other proceeding shall be commenced against any Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Credit Party under the federal bankruptcy laws as now or hereafter in effect;

(h)(i) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party or any member of the Controlled Group could reasonably be expected to be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $2,750,000, (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA, or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $2,750,000;

(i)            one or more judgments or orders for the payment of money (not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) aggregating in excess of $2,750,000 shall be rendered against any or all Credit Parties and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders or (ii) there shall be any period of twenty (20) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect;

(j)            there shall occur (i) any failure by the Company, for any reason, to comply with the procedures, or to timely make any required payment, set forth in Section 4.05 regarding a Change of Control Offer or (ii) any Change of Control in circumstances where Section 4.05 need not be complied with because of applicable securities laws or regulations;

(k)           [reserved];

(l)            any Credit Party shall be prohibited or otherwise materially restrained from conducting the business theretofore conducted by it by virtue of any casualty, any labor strike, any determination, ruling, decision, decree or order of any court or regulatory authority of competent jurisdiction or any other event and such casualty, labor strike, determination, ruling, decision, decree, order or other event remains unstayed and in effect for any period of ten (10) days, and such event, in the opinion of Agent, shall have a Material Adverse Effect;

(m)          any of the Operative Documents shall for any reason fail to constitute the valid and binding agreement of any party thereto, or any such party shall so assert; or

(n)           Holdings engages in any type of business activity other than the ownership of the Capital Stock of Company by Holdings, and performance by each of its obligations under Operative Documents to which it is a party, or Holdings takes any action which would violate any of the provisions of Articles VII or VIII hereof (assuming for purposes hereof that each such provision is expressly binding on Holdings).

9.02        Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, then (a) if such event is an Event of Default specified in Section 9.01(f) or Section 9.01(g), the obligation of each Lender to make Loans shall automatically terminate and all of the Notes shall automatically become immediately due and payable, together with interest accrued and premium, if any, thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company and each other Credit Party and (b) if such event is any other Event of Default, the Required Lenders may, at their option, declare by notice in writing to the Company all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable, together with interest accrued and premium, if any, thereon without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and each other Credit Party.

9.03        Other Remedies.

(a) If any Event of Default under Section 9.01(a), (f) or (g) shall occur and be continuing, any Lender, and (b) if any other Event of Default shall occur and be continuing, the Required Lenders, may proceed to protect and enforce their rights under this Agreement and the Notes by exercising such remedies as are available under the Loan Documents and/or under applicable Law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in any Loan Document or in aid of the exercise of any power granted in any Loan Document.  No remedy conferred in any Loan Document upon any Lender is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

9.04        Rescission of Acceleration.

The provisions of Section 9.01 are subject to the condition that if the Principal of and accrued interest on the Notes shall have been declared immediately due and payable by reason of the occurrence of any Event of Default described in Section 9.01(e)(ii), the Required Lenders may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

(a)           no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

(b)           all arrears of interest and Principal upon all the Notes and all other sums payable under the Notes and under this Agreement shall have been duly paid, unless the same specifically has been waived in writing by the Required Lenders; and

(c)           each and every other Event of Default shall have been made good, cured or waived;

and provided further that no such rescission and annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereto.

9.05        Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Agent in the following order:

First, to payment of that portion of the Subdebt Obligations constituting fees, indemnities, expenses and other amounts (to the extent constituting Subdebt Obligations, including fees, charges and disbursements of counsel to the Agent and amounts payable under Article IV) payable to the Agent in its capacity as such;

Second, to payment of that portion of the Subdebt Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (to the extent constituting Subdebt Obligations, including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article IV), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Subdebt Obligations constituting accrued and unpaid interest on the Notes and other Subdebt Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Subdebt Obligations constituting principal, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Subdebt Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

ARTICLE X.
MISCELLANEOUS

As further and special provisions set forth under this Agreement, the parties hereto further warrant, covenant, contract and agree each with the other as follows:

10.01      Entire Agreement.

This Agreement, the Loan Documents and other documents referred to herein and therein constitute the entire understanding among the parties as to the subject matter specifically referred to herein or therein.

10.02      Reimbursement of Expenses.

The Company agrees (a) to pay upon demand all reasonable out-of-pocket costs and expenses of the Agent and the Lenders (including, without limitation, the reasonable fees and expenses of the Agent and the Lenders) in connection with (i) the Lenders’ due diligence investigation in connection with, and the preparation, negotiation, execution, delivery of, this Agreement and the other Loan Documents, and any amendment, modification or waiver hereof or thereof or consent with respect hereto or thereto and (ii) the administration, monitoring and review of this Agreement, the Notes and the other Loan Documents (including, without limitation, out-of-pocket expenses for travel, meals, long-distance telephone calls, wire transfers, facsimile transmissions and copying), (b) to pay upon demand all reasonable out-of-pocket costs and expenses of the Lenders (including, without limitation, reasonable attorneys’ fees and expenses, which shall, prior to the occurrence of an Event of Default, be for one law firm acting as counsel to the Agent and Lenders) in connection with (x) any refinancing or restructuring of the Notes, whether in the nature of a “work-out,” in any insolvency or bankruptcy proceeding or otherwise and whether or not consummated, and (y) the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or any of the other Loan Documents, whether in any action, suit or proceeding (including any bankruptcy or insolvency proceeding) or otherwise, and (c) to pay and hold the Agent and the Lenders harmless from and against all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties, and any finder’s or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by the Lenders), that may be payable in connection with the Notes contemplated by this Agreement and the other Loan Documents; provided, however, that, absent conflicts, the Agent acting on behalf of the Lenders shall have no more than one (1) counsel in any jurisdiction and the Lenders shall have no more than one (1) counsel in any jurisdiction for all Lenders.

10.03      Survival of Agreements and Representations and Warranties.

All agreements, representations and warranties contained herein or made in writing by the Credit Parties (x) shall be considered to have been relied upon by the Lenders, (y) shall survive the execution and delivery of this Agreement, the Notes and payment therefor or termination of this Agreement and may be relied upon by any subsequent Lenders, regardless of any investigation made at any time by or on behalf of the Lenders and (z) shall continue in full force and effect until the repayment in full of the Notes and all other Subdebt Obligations (it being understood and agreed that indemnification obligations shall specifically survive the repayment of the Notes and Subdebt Obligations).

10.04      No Waiver.

No delay by or on behalf of the Lenders in exercising any rights conferred hereunder, and no course of dealing between the Lenders and the Company shall operate as a waiver of any right granted hereunder, unless expressly waived in writing by the party whose waiver is alleged.

10.05      Binding Effect; Participations.

All covenants, representations, warranties and other stipulations in this Agreement and other documents referred to herein, given by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors, heirs, personal representatives and assigns of the parties hereto, except that each of the Company and the other Credit Parties may not assign or transfer any of its respective rights or obligations under this Agreement or any of the other Loan Documents without the prior written consent of the Lenders.

10.06      Initial Holder.

The Company shall be entitled to treat and deal with the Lenders, and shall not be required to recognize any other Person as the holder of a Note, except after production of such Note duly endorsed for transfer, together with such documentation as the Company may reasonably require concerning compliance with federal or state securities laws, or after receipt by the Company of written notice from the Person theretofore entitled to be treated as the holder advising the Company of the transfer of such Note to such other Person and stating the latter’s address, together with such documentation as the Company may reasonably require concerning compliance with federal or state securities laws.

10.07      Cumulative Powers.

No remedy herein conferred upon the Lenders or any holder of the Notes is intended to be exclusive of any other remedy, and each such remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, or in equity or by statute or otherwise.

10.08      Loss of Securities; Reissue of Securities in Lesser Denominations.

Upon:

(a)           receipt of evidence satisfactory to the Company of loss, theft, mutilation or destruction of any Note, and

(b)           in the case of any such loss, theft or destruction, upon delivery of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation, upon surrender and cancellation of such Note, the Company will make and deliver a new Note of like tenor, in lieu of such lost, stolen, mutilated or destroyed Note.  In addition, upon request of any holder of a Note, or other securities of the Company now or hereafter issued by the Company to the Lenders, and upon surrender of such Note, or other securities to the Company and compliance with any restrictive legends, the Company will reissue, in lesser denominations to parties designated by such holder, new certificates or other securities in the equivalent amounts of such other securities surrendered.

10.09      Communications.

All communications and notices provided for hereunder shall be sent by personal delivery, nationally recognized overnight courier, facsimile or registered or certified mail, to the Lenders and the Company at their addresses set forth on Schedule 10.09, respectively, or to such other address with respect to any party as such party shall notify the other parties hereto in writing.  Any notice required to be given hereunder by one party to another shall be deemed to have been received (i) when delivered, if personally delivered or sent via facsimile or (ii) one day following delivery to a nationally recognized overnight courier or (iii) on the third business day following the date on which the piece of mail containing such communication is posted, if sent by certified or registered mail.  Except as otherwise provided for herein, all requests for disclosure or other provision of information to be made or otherwise given by the Company shall be completed no later than ten (10) days following the receipt by the Company of a written request therefor in the manner described in this Section 10.09.

10.10      Form, Registration, Transfer and Exchange of Notes; Lost Notes.

(a)           The Notes are issuable as registered notes only, each in denominations of at least $1,000,000 and any larger integral multiple of $100,000.  The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of Transfers of Notes.  Upon surrender for registration of Transfer of any Note at the principal office of the Company, the Company shall, promptly and at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, which Notes shall be registered in the name of such Transferee or Transferees.  At the option of Lender, its Note may be exchanged for Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company.  Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the Lender making the exchange is entitled to receive.  Any Note or Notes issued in exchange for any Note or upon Transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange.  Upon receipt of written notice from the holder of any Note and, in the case of any such loss, theft, or destruction, upon receipt of an unsecured indemnity agreement, or other indemnity reasonably satisfactory to the Company from such holder, or in the case of any such mutilation, upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed, or mutilated Note, and the Company at its own expense will execute and, within five (5) Business Days after such receipt, deliver, in lieu thereof, an equivalent replacement Note dated the date of such lost, stolen, destroyed or mutilated Note.

(b)           Any holder of a Note may make a Transfer to any Person provided that (i) such Transfer is made in compliance with the Securities Act and any applicable state securities laws, (ii) such holder of a Note has provided the Company with such information as to such Transferee’s compliance with applicable securities laws as reasonably may be requested by the Company, (iii) such Transfer is in compliance with subsection (a) above, and (iv) such Transfer shall be in a principal amount of not less than $1,000,000 (or such lesser amount as shall be the then outstanding principal balance of the Note). The Company shall cooperate in connection with any such Transfer including providing such information to any Lender or such Lender’s proposed Transferee as, in the reasonable opinion of counsel to the transferor, may be necessary to satisfy the requirements of Rule 144A of the Securities Act in connection with any Transfer to a “Qualified Institutional Buyer” under such rule.  Upon any Transfer, the Transferee shall, to the extent of such Transfer, be entitled to exercise the rights of the Lender making such Transfer and shall thereafter be deemed a “Lender” under this Agreement.

(c)           Upon original issuance, and until such time as the same is no longer required under the applicable requirements of the Securities Act, each Note (and all securities issued in exchange therefor or substitution thereof) shall bear the following legend:

“THIS NOTE HAS NOT BEEN REGISTERED PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED PURSUANT TO ANY APPLICABLE STATE SECURITIES LAW.  THIS NOTE MAY BE RESOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE ACT AND QUALIFIED PURSUANT TO APPLICABLE STATE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION, QUALIFICATION NOR EXEMPTION IS REQUIRED BY LAW.

THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT

CERTAIN SUBORDINATION AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF THE FUNDING DATE (AS DEFINED IN THE INVSTMENT AGREEMENT) BY AND AMONG FESTIVAL FUN PARKS, LLC, THE GUARANTORS PARTY THERETO, LAMINAR DIRECT CAPITAL L.P., AS SUBORDINATED AGENT AND MERRILL LYNCH CAPITAL, AS AGENT, TO THE SENIOR DEBT (AS DEFINED IN THE SUBORDINATION AGREEMENT); AND EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.”

The Credit Parties shall, from time to time at the request of any Lender, execute and deliver to such Lender or to such party or parties as such Lender may designate, all further instruments as may in such Lender’s reasonable opinion be necessary or advisable to give full force and effect to any Transfer and shall provide to such Lender or to such party or parties as such Lender may designate all such information as such Lender reasonably may request.

(d)           Notwithstanding anything in the Loan Documents to the contrary, (i) a Lender may pledge, or grant a security interest in, all or any portion of its Notes and other rights and interests under the Loan Documents to a bank or other funding source in support of borrowings made by such Lender from such Person and (ii) any Lender which is a fund may pledge, or grant a security interest in, all or any portion of its Notes and other rights and interests under the Loan Documents to its trustee in support of its obligations to its trustee.  No pledge or grant of a security interest pursuant to this clause (d) shall release the transferor Lender from any of its obligations hereunder.

(e)           Notwithstanding the above, so long as no Default or Event of Default shall have occurred, the Company reserves the right to refuse any requests for Transfer of Notes to any Person that the Company reasonably determines to be a direct competitor of the Company or any of its Subsidiaries; provided that at no time shall any bank, financial institution, insurance company, fund or broker be deemed to be a direct competitor of the Company.

(f)            Notwithstanding anything in this Agreement to the contrary, but in connection with the Transfer of a Note otherwise permitted hereunder, the Transfer of such Note may be accomplished pursuant to the execution of an allonge related to such Note in favor of the assignee and upon notice of such Transfer and delivery of a copy of such allonge to the Company, and the Company agrees that such allonge and such Transfer shall be recorded in the register referenced in clause (a) above; it being understood that a reissued Note in favor of such assignee will not be required.

10.11      Confidentiality; Public Announcements.

(a)           Each Lender shall use its best efforts not to make public disclosure of any information designated by the Company in writing as confidential, including financial terms and financial and organizational information contained in any documents, statements, certificates, materials or information furnished, or to be furnished, by the Company in connection with the Notes contemplated by this Agreement; provided, however, that the foregoing shall not be construed, now or in the future, to apply to any information reflected in any recorded document, information which is independently developed by such Lender, information obtained from sources other than the Company or information that is or becomes in the public domain other than through the fault of such Lender, nor shall it be construed to prevent such Lender from (i) making any disclosure of any information (A) if required to do so by any requirement of Law, (B) to any Governmental Authority having or claiming authority to regulate or oversee any aspect of the Lender’s business or that of the Company or affiliates of such Lender in connection with the exercise of such authority or claimed authority, or (C) pursuant to subpoena; or (ii) to the extent such Lender or its counsel deems necessary or appropriate to do so to effect or preserve its security for any applicable investment or financing or to enforce any remedy provided herein or in any applicable investment or financing documents or otherwise available by law; or (iii) making, on a confidential basis, such disclosures as such Lender deems necessary or appropriate to such Lender’s legal counsel or accountants (including outside auditors); or (iv) making such disclosures as such Lender reasonably deems necessary or appropriate to any bank or financial institution or other entity, and/or counsel to or other representatives of such bank or financial institution or other entity, to which such Lender in good faith desires to sell an interest in any applicable investment or financing; provided, however, that such bank, financial institution or other entity or counsel to or representative thereof, agrees to take reasonable steps to maintain the confidentiality of such disclosures; or (v) making such disclosures to (x) any bank or financial institution and (y) S&P, Moody’s and/or other ratings agency, as such Lender reasonably deems necessary or appropriate in connection with such Lender’s obtaining financing; provided, however, that such bank, financial institution, S&P, Moody’s and/or such other ratings agency agrees to take reasonable steps to maintain the confidentiality of such disclosures.

(b)           The Required Lenders shall have the right to review and approve, such approval not to be unreasonably withheld, any public announcement or public filing made after the closing date relating to the Note, or to the Lenders in any way before any such announcement or filing is announced or filed, provided, however, no review or approval shall be required for any such announcement or filing required to be announced or filed by law.  In addition, the Lenders shall provide the Company an opportunity to review and approve any public announcement issued by the Lenders specifically relating to the Note, such approval not to be unreasonably withheld or delayed; provided, however, no review or approval shall be required for any such announcement required to be announced by law; provided further, the Lenders shall provide the Company with an advance copy of any regulatory filings or tombstone ads prepared by or on behalf of the Lenders, but shall not be required to obtain approval by the Company.

10.12      Governing Law.

This Agreement shall be governed in all respects by the laws of the State of New York without regard to conflicts of laws.

10.13      Headings.

The descriptive section headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.

10.14      Multiple Originals.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

10.15      Amendment or Waiver.

This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by them, if the Company shall obtain the prior written consent of the Required Lenders to such amendment, action or omission to act; provided, however, that, without the prior written consent of all of the Lenders, no such agreement shall (i) decrease or forgive the Principal amount of, or extend the Maturity Date of any Note, or decrease the rate of interest or premium on the Note, or any fees or other amounts payable hereunder, (ii) effect any waiver, amendment or modification that by its terms changes the amount, allocation, payment or pro rata sharing of payment on or among the Notes, or any date fixed by this Agreement or any other Loan Document for any payment of Principal, interest or premium, (iii) amend the provisions of this Section 10.15, the definition of the term “Required Lenders” or of the term “Note”, (iv) release all or substantially all of the Guarantors from their guaranty obligations under the applicable Loan Documents, except in the case of a Subsidiary of the Company, to the extent such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, or (v) release the Company from its obligations under the Loan Documents.  Each holder of a Note, at the time or times thereafter outstanding, shall be bound by any consent authorized by this Section 10.15, whether or not the Note shall have been marked to indicate such consent.

10.16      Waiver of Jury Trial.

THE LENDERS AND THE CREDIT PARTIES EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER, RELATING TO, OR CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT CONTEMPLATED HEREBY OR DELIVER IN CONNECTION HEREWITH AND AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

10.17      Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE CREDIT PARTIES WITH RESPECT TO THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE CREDIT PARTIES ACCEPTS, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT FROM WHICH NO APPEAL HAS BEEN TAKEN OR IS AVAILABLE.  EACH OF THE CREDIT PARTIES IRREVOCABLY AGREES THAT ALL SERVICE OF PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN SCHEDULE 10.09 OR AT SUCH OTHER ADDRESS OF WHICH THE LENDERS SHALL HAVE BEEN NOTIFIED PURSUANT THERETO, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE CREDIT PARTIES TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH JURISDICTION.  NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE LENDERS TO BRING PROCEEDINGS AGAINST THE CREDIT PARTIES IN THE COURT OF ANY OTHER JURISDICTION.

10.18      Indemnification; Damage Waiver.

(a)           The Company, without limitation as to time, will defend and indemnify the Lenders and their respective officers, directors, managers, employees, attorneys and agents (each, an “Indemnified Party”) against, and hold each Indemnified Party harmless from, all losses, claims, damages, liabilities, costs (including the costs of preparation and attorneys’ fees and expenses) (collectively, the “Losses”) incurred by any Indemnified Party as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by Company herein, (ii) any breach of any covenant, agreement or obligation of Company contained in any of the Loan Documents or (iii) any investigation or proceeding against Company or any Indemnified Party and arising out of or in connection with this Agreement or any of the Loan Documents, whether or not the transactions contemplated by this Agreement are consummated, which investigation or proceeding requires the participation of, or is commenced or filed against, any Indemnified Party because of this Agreement, any other Operative Document or such other documents and the transactions contemplated hereby or thereby, other than any Losses resulting from action on the part of such Indemnified Party which is finally determined in such proceeding to be primarily and directly a result of such party’s gross negligence or willful misconduct.  The Company agrees to reimburse each Indemnified Party promptly for all such Losses as they are incurred by such Indemnified Party in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom.  The Lenders agree to reimburse the Company for any payments made by the Company to the Lenders pursuant to this paragraph for Losses which are finally determined in such proceeding to primarily and directly result from the gross negligence or willful misconduct of the Lenders.  The obligations of Company under this paragraph will survive any transfer of the Notes by the Lenders and the termination of this Agreement.  In the event that the foregoing indemnity is unavailable or insufficient to hold an Indemnified Party harmless, then Company will contribute to amounts paid or payable by such Indemnified Party in respect of such Indemnified Party’s Losses in such proportions as appropriately reflect the relative benefits received by and fault of the Company and such Indemnified Party in connection with the matters as to which such Losses relate and other equitable considerations.

(b)           If any action, proceeding or investigation is commenced, as to which any Indemnified Party proposes to demand such indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Company shall not relieve Company from their obligations hereunder except to the extent the Company is materially prejudiced thereby.  The Company shall be entitled to assume the defense of any such action, proceeding or investigation, including the employment of counsel and the payment of all fees and expenses.  The Indemnified Party shall have the right to employ separate counsel in connection with any such action, proceeding or investigation and to participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party, unless (i) the Company has failed to assume the defense and employ counsel as provided herein, (ii) the Company has agreed in writing to pay such fees and expenses of separate counsel or (iii) an action, proceeding, or investigation has been commenced against both the Indemnified Party and/or the Company and representation of both such Company and the Indemnified Party by the same counsel would be inappropriate because of actual or potential conflicts of interest between the parties.  In the case of any circumstance described in clauses (i), (ii) or (iii) of the immediately preceding sentence, the Company shall be responsible for the reasonable fees and expenses of such separate counsel; provided, however, that the Company shall not in any event be required to pay the fees and expenses of more than one separate counsel (and, if deemed necessary by such separate counsel, appropriate local counsel who shall report to such separate counsel) for all Indemnified Parties.  The Company shall be liable only for settlement of any claim against an Indemnified Party made with the Company’s written consent (which consent shall not be unreasonably withheld or delayed).

(c)           To the fullest extent permitted by applicable law, the Company shall not assert, and hereby waive, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, or the use of the proceeds thereof.  No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

10.19      Regulatory Requirements.

In the event of any reasonable determination by any Lender that, by reason of any existing or future federal or state law, statute, rule, regulation, guideline, order, court or administrative ruling, request or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) (collectively, a “Regulatory Requirement”), such Lender is effectively restricted or prohibited from holding any of the Notes, or otherwise realizing upon or receiving the benefits intended under the Notes, the Company shall, and shall cause their Subsidiaries, to take such action as such Lenders and the Company shall jointly agree in good faith to be reasonably necessary to permit such Lenders to comply with such Regulatory Requirement.  The reasonable costs of taking such action shall be borne by the Company.

10.20      USA Patriot-Act Notice.

Each Lender (for itself and not on behalf of any Lender) hereby notifies each of the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender, as applicable, to identify each Credit Party in accordance with the Act.

10.21      Subordination Agreement

                This Agreement and the indebtedness evidenced hereby are subordinate in the manner and to the extent set forth in the Subordination Agreement; and each party to this Agreement, by its acceptance hereof, shall be bound by the provisions of the Subordination Agreement.

ARTICLE XI.
AGENCY PROVISIONS

11.01      Appointment.

Each of the Lenders hereby irrevocably designates and appoints Laminar as the Agent of such Lender (or the Lenders represented by it) under this Agreement and the other Loan Documents for the term hereof (and Laminar hereby accepts such appointment) and each such Lender irrevocably authorizes Laminar to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement or the other Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Agent.  Any reference to the Agent in this Agreement or the other Loan Documents shall be deemed to refer to the Agent solely in its capacity as Agent and not in its capacity, if any, as a Lender.

11.02      Delegation of Duties.

The Agent may execute any of its respective duties under this Agreement or the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Agent with reasonable care.

11.03      Exculpatory Provisions.

Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for actions occasioned by its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Credit Parties or any of its Subsidiaries or any officer thereof contained in this Agreement, the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Credit Parties or any of their Subsidiaries to perform its obligations hereunder or thereunder.  The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or of any other Loan Document, or to inspect the properties, books or records of the Credit Parties or any of their Subsidiaries.

11.04      Reliance by Agent.

The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties), independent accountants and other experts selected by the Agent.  The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless the Agent shall have actual notice of any transferee.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future Lenders.

11.05      Notices of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default hereunder or under any other Loan Document unless it has received notice of such Event of Default in accordance with the terms of hereof or thereof or notice from a Lender or the Company referring to this Agreement or the other Loan Documents, describing such Event of Default and stating that such notice is a “notice of default.”  In the event that the Agent receives such a notice, it shall promptly give notice thereof to the Lenders.  The Agent shall take such action with respect to such Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement or the other

Loan Documents expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable.

11.06      Non-Reliance on the Agent and Other Lenders.

Each of the Lenders expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Credit Parties or any of their Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender.  Each of the Lenders, represents that it has made and will continue to make, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Subsidiaries.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or under the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Credit Parties or any of their Subsidiaries which may come into the possession of the Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

11.07      Indemnification.

Each of the Lenders hereby agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the respective amounts of their Notes, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent they result from the Agent’s gross negligence or willful misconduct.  The agreements in this Section 11.07 shall survive the payment of the Notes and all other amounts payable hereunder and the termination of this Agreement and the other Loan Documents.

11.08      The Agent in Its Individual Capacity.

The Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties as though the Agent were not an Agent hereunder.  With respect to any Note issued to it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the term “Lenders” shall include the Agent in its individual capacity.

11.09      Resignation of the Agent; Successor Agent.

The Agent may resign as Agent at any time by giving thirty (30) days advance notice thereof to the Lenders and the Company and, thereafter, the retiring Agent shall be discharged from its duties and obligations hereunder.  Upon any such resignation, the Required Lenders shall have the right, subject to the approval of the Company (so long as no Event of Default has occurred and is continuing; such approval not to be unreasonably withheld), to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders, been approved (so long as no Event of Default has occurred and is continuing) by the Company or have accepted such appointment within thirty (30) days after the Agent’s giving of notice of resignation, then the Agent may, on behalf of the Lenders, appoint a successor Agent reasonably acceptable to the Company (so long as no Default or Event of Default has occurred and is continuing).  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 11.09 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.  If no successor has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

11.10      Reimbursement by Lenders.

To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under Section 10.02 or Section 10.18 to be paid by it to the Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s applicable percentage thereof (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity.  For the purposes of this Section 11.10, the “applicable percentage” of a Lender shall be the percentage of the total aggregate principal amount of the Notes represented by the Notes held by such Lender at such time.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

FESTIVAL FUN PARKS, LLC,

By:
Name:	Russell D. Owens
Title:	Chief Financial Officer

LENDERS:

LAMINAR DIRECT CAPITAL L.P.,
in its capacity as a Lender and as Agent

By:
Name:	Robert T. Ladd
Title:	Authorized Signatory

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND,
as a Lender

By:
Name:	Deirdre Reddan
Title:	Authorized Signatory

By:
Name:	Geraldine Hannon
Title:	Authorized Signatory

MERRILL LYNCH BUSINESS AND FINANCIAL SERVICES INC.,
as a Lender

By:
Name:	Jason J. Swanson
Title:	Director

SCHEDULE 3.01

ISSUE PRICE OF NOTES

Name of Lender	Name in which to Register Notes	Principal Amount of Notes	Issue Price for Notes	Total Notes Purchase Price	Payment Wire Instructions
Laminar Direct Capital L.P.	Laminar Direct Capital L.P.	$28,250,000.00	$28,250,000.00	$28,250,000.00	VIA WIRE TRANSFER TO: HSBC Bank USA ABA #: 021001088 Credit: Laminar Direct Capital L.P. Acct # : 639722598 Reference: Palace Entertainment Holdings, Inc.
Merrill Lynch Business and Financial Services Inc.	Merrill Lynch Business and Financial Services Inc.	$28,250,000.00	$28,250,000.00	$28,250,000.00	VIA WIRE TRANSFER TO: [bank name] ABA #: [ ] Credit: [ ] Acct # : [ ] Reference: Palace Entertainment Holdings, Inc.
The Governor and Company of the Bank of Ireland	The Governor and Company of the Bank of Ireland	$5,000,000.00	$5,000,000.00	$5,000,000.00	VIA WIRE TRANSFER TO: [bank name] ABA #: [ ] Credit: [ ] Acct # : [ ] Reference: Palace Entertainment Holdings, Inc.

SCHEDULE 10.09

ADDRESSES OF THE CREDIT PARTIES AND LENDERS

ADDRESS OF THE COMPANY AND OTHER CREDIT PARTIES:

Festival Fun Parks, LLC

4590 MacArthur Boulevard, Suite 400

Newport Beach, CA 92660

Attention:  Russell D. Owens

Facsimile:  949.797.9809

with a copy to:

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

Attention:  Eli Weber

Facsimile:  212.878.8375

ADDRESS OF LENDERS:

Laminar Direct Capital L.P.

3 Bethesda Metro Center, Suite 1450

Bethesda, MD 20814

Attention:   Dean D’Angelo

Facsimile:   301.634.3051

Laminar Direct Capital LP

10000 Memorial Drive, Suite 500

Houston, TX 77024

Attention:   Debbie Blank

Facsimile:   713.292.5454

D. E. Shaw & Co., L.P.
120 West 45th Street, 39th Floor
New York, New York  10036
Attention:   Hilda Blair

Facsimile:   212.845.1553

with a copy to:

Moore & Van Allen PLLC

100 North Tryon Street, 47th Floor
Charlotte, NC 28202

Attention:  C. Wayne McKinzie, Esq.

Facsimile: 704.378.2061

EXHIBIT A

FORM OF NOTE

SENIOR SUBORDINATED NOTE

THIS NOTE HAS NOT BEEN REGISTERED PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED PURSUANT TO ANY APPLICABLE STATE SECURITIES LAW.  THIS NOTE MAY BE RESOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE ACT AND QUALIFIED PURSUANT TO APPLICABLE STATE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION, QUALIFICATION NOR EXEMPTION IS REQUIRED BY LAW.

THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF THE FUNDING DATE (AS DEFINED IN THE INVESTMENT AGREEMENT) BY AND AMONG FESTIVAL FUN PARKS, LLC, THE GUARANTORS PARTY THERETO, LAMINAR DIRECT CAPITAL L.P., AS SUBORDINATED AGENT AND MERRILL LYNCH CAPITAL, AS ADMINISTRATIVE AGENT, TO THE SENIOR DEBT (AS DEFINED IN THE SUBORDINATION AGREEMENT); AND EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

FESTIVAL FUN PARKS, LLC

$[ ]	February , 2008

FOR VALUE RECEIVED, the undersigned, FESTIVAL FUN PARKS, LLC, a Delaware limited liability company (the “Company”), hereby promises to pay to the order of LAMINAR DIRECT CAPITAL L.P., a Delaware limited partnership, in its capacity as a lender under the terms of the Investment Agreement (as defined herein) (in such capacity, the “Holder”) and its successors or registered assigns, the principal sum of [                          ] ($[                          ]) or such lesser amount as may constitute the aggregate unpaid principal amount of this Note, under the terms and conditions of the Investment Agreement.  The Company also unconditionally promises to pay interest on the aggregate unpaid principal amount of this Note (including capitalized interest, if any) at the rates, at the times and in the manner provided in the Investment Agreement.

So long as no Event of Default has occurred and is continuing, the Principal hereof shall bear interest at a rate per annum equal to the applicable rate set forth in Section 4.02(b) of the Investment Agreement, and shall be due and payable on each Interest Payment Date for the period from the previous Interest Payment Date to such Interest Payment Date in a manner consistent with the terms of Section 4.02 of the Investment Agreement.  After the occurrence and during the continuance of any Event of Default, the Company’s obligations under this Note shall bear interest from the date of the occurrence of such Event of Default and shall be payable by the Company monthly at a rate equal to the Default Rate in accordance with Section 4.02(d) of the Investment Agreement.

Payment of Principal and interest shall be made in lawful money of the United States of America to the registered Holder of this Note at the address shown in the register maintained by the Company for such purpose, all in the manner provided in the Investment Agreement referred to below.

This Note is one of a series of Notes issued pursuant to that certain Investment Agreement, dated as of February 6, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Investment Agreement”), among the Company, the Guarantors from time to time party thereto, the Holder, the Agent and the other Lenders from time to time a party thereto, the terms and provisions of which are incorporated herein by reference, and is entitled to the benefits and subject to the limitations (including subordination provisions) thereof.  Capitalized terms used herein without definition shall have the meanings set forth in the Investment Agreement.

This Note is a registered Note and, as provided in the Investment Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed by the registered Holder hereof, or the Holder’s attorney duly authorized in writing, a new Note for a like Principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

The Company is required to make and may make prepayments of principal under the circumstances and in the amounts specified in the Investment Agreement.  This Note is also subject to optional and mandatory prepayment, in whole or from time to time in part, at the times and on the terms specified in the Investment Agreement.

If an Event of Default occurs and is continuing, the Principal and all accrued and unpaid interest of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Investment Agreement.

In the event this Note is not paid when due, the Company will pay, in addition to Principal and interest, all costs of collection, including reasonable attorneys’ fees, and the Holder hereof shall be entitled to all the rights and remedies set forth in the Investment Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAWS.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Note is executed as of the date first written above.

FESTIVAL FUN PARKS, LLC
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT B

FORM OF SECRETARY’S CERTIFICATE

FESTIVAL FUN PARKS, LLC

Secretary’s Certificate

Dated as of                       , 2008

I,                             , hereby certify to the Agent and Lenders (as such terms are defined below) in connection with the Investment Agreement, dated as of February 6, 2008 (the “Investment Agreement”), by and among FESTIVAL FUN PARKS, LLC, a Delaware limited liability company (the “Company”), Laminar Direct Capital L.P., a Delaware limited partnership, as a Lender and in its capacity as agent (acting in such capacity, the “Agent”) and the other lenders from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”), that I am the duly elected, qualified and acting Secretary of the Company, and that, as such, I have access to records of the Company and am familiar with the matters herein certified, and I am authorized to execute and deliver this Certificate and that:

1.             Attached as Exhibit A is a true, correct and complete copy of the Certificate of Formation of the Company as (the “Certificate of Formation”), which Certificate of Formation has not been rescinded, modified, or amended and remains in full force and effect in its entirety on the date hereof.

2.             Attached as Exhibit B is a true, correct and complete copy of the Limited Liability Company Agreement of the Company (the “Limited Liability Company Agreement”), which Limited Liability Company Agreement has not been rescinded, modified or amended and remains in full force and effect in its entirety on the date hereof.

3.             Attached as Exhibit C is a true, correct and complete copy of the resolutions (the “Resolutions”), duly adopted by the Company on                                 , 2008, authorizing the execution, delivery and performance of the Loan Documents (as defined in the Investment Agreement).  The Resolutions have not been modified, amended, altered, rescinded or revoked and are in full force and effect as of the date hereof.

4.             Attached as Exhibit D is a true and correct certificate of good standing issued by the Secretary of State of the State of Delaware.

5.             The persons named below are duly elected, qualified and acting authorized officers of the Company, holding the offices set forth opposite their names below and the signature set forth opposite each officer’s name below is his genuine signature, and such officers are duly authorized and empowered to execute on behalf of the Company, all documents (including Loan Documents) to which the Company is a party:

Name	Office	Signature

All capitalized terms used but not otherwise defined in this Certificate having the meanings ascribed thereto in the Investment Agreement.

I have executed and delivered this Certificate on the date first written above, and all matters I have certified are true, correct and complete on this date.

By:
Name:
Title:

EXHIBIT A

Certificate of Formation

SEE ATTACHED

Exhibit B

Limited Liability Company Agreement

SEE ATTACHED

Exhibit C

Resolutions

SEE ATTACHED

Exhibit D

Certificate of Good Standing

SEE ATTACHED

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

[see attached]

EXHIBIT D

[Reserved].

EXHIBIT E

FORM OF OFFICER’S FUNDING CERTIFICATE

The undersigned, on behalf of FESTIVAL FUN PARKS, LLC, a Delaware limited liability company (the “Company”), pursuant to the Investment Agreement referred to below, hereby certifies to LAMINAR DIRECT CAPITAL L.P. (together with the other lenders from time to time party to the Investment Agreement, the “Lenders”):

1.             THIS OFFICER’S FUNDING CERTIFICATE (this “Certificate”) is given pursuant to Section 5.02 of the Investment Agreement of even date herewith (the “Investment Agreement”) by and among the Company, the Guarantors from time to time party thereto, the Agent and the Lenders from time to time party thereto.  The undersigned acknowledges that (a) in entering into the Investment Agreement, the Agent and the Lenders are entitled to rely and have in fact, relied upon the information contained herein and (b) any successor or assign of the Agent or any Lender is entitled to rely upon the information contained herein.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Investment Agreement.

2.             Each of the funding conditions set forth in Section 5.02 of the Investment Agreement has been satisfied or waived in writing by the Agent and the Lenders as of the date hereof.

3.             Since December 31, 2006 there has not occurred any material adverse change in any aspect of the business, operations, properties, prospects or financial condition of any Credit Party, or any event or condition which could reasonably be expected to result in such a material adverse change.

4.             No actions, suits, investigations or proceedings are pending or threatened in any court or before any arbitrator or Governmental Authority that purport (a) to materially and adversely affect the Credit Parties or (b) to affect any transaction contemplated by this Agreement or the ability of the Credit Parties or any other obligor under the Loan Documents to perform their respective obligations under the Loan Documents.

5.             Attached hereto as Exhibit A are pro forma financial statements of Holdings and its Consolidated Subsidiaries which evidence, in each case for the twelve (12) month period for which financial statements are most recently available, prepared to give effect to the purchase of the Notes on the Funding Date and the consummation of the transactions contemplated by the Operative Documents, and subject to such adjustments as are deemed reasonably acceptable to Agent, (i) a Total Debt to EBITDA Ratio of not more than 4.85 to 1.0, and (ii) a Senior Debt to EBITDA Ratio of not more than 3.07 to 1.0

6.             After giving effect to the purchase of Notes on the Funding Date (assuming for purposes hereof, the payment of the RBS Restricted Payment on the Funding Date) and the consummation of the transactions contemplated by the Operative Documents, the aggregate outstanding Revolving Loans (as defined in the Senior Credit Agreement) and Swingline Loans (as defined in the Senior Credit Agreement) shall not exceed $17,000,000 and Letter of Credit Liabilities (as defined in the Senior Credit Agreement) shall not exceed $4,000,000.

7.             The representations and warranties of the Company and each other Credit Party contained in Article VI of the Investment Agreement and each other Loan Document that are subject to materiality or Material Adverse Effect qualifications shall be true and correct in all respects and the representations and warranties of the Company and each other Credit Party contained in Article VI of the Investment Agreement and each other Loan Document that are not subject to materiality or Material Adverse Effect qualifications shall be true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

8.             No Default or Event of Default shall exist, or would result from entering into the Loan Documents and the other Operative Documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the Funding Date.

FESTIVAL FUN PARKS, LLC
a Delaware limited liability company

By:
Name:
Title:

OFFICER’S FUNDING CERTIFICATE

EXHIBIT A

Pro Forma Financial Statements

[TO BE PROVIDED BY THE COMPANY]

EXHIBIT F

FORM OF SOLVENCY CERTIFICATE

This Certificate is delivered as of February     , 2008, pursuant to the Investment Agreement (the “Investment Agreement”), dated as of February 6, 2008, among FESTIVAL FUN PARKS, LLC, a Delaware limited liability company, (the “Company”), Laminar Direct Capital L.P., a Delaware limited partnership, as a Lender and in its capacity as agent (acting in such capacity, the “Agent”) and the other lenders from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”).  All capitalized terms used in this Certificate which are defined in the Investment Agreement are used in this Certificate with the same meanings as provided in the Investment Agreement.

Solely in my representative capacity as an officer of the Company and not in my personal capacity, I hereby certify to the Agent, to the best of my knowledge and belief, as follows:

1.             I am the Chief Financial Officer of the Company, and in such capacity I am familiar with the financial affairs of the Company.  I was responsible for and acted on behalf of the Company in connection with the negotiation and signing of the Investment Agreement and the other Loan Documents.  I understand that this Certificate will be used by the Agent in determining whether or not to extend credit to the Company under the Investment Agreement on and after the Funding Date.

2.             I have reviewed the contents of this Certificate, and I have conferred with such officers, employees, representatives or advisers of the Company with respect to providing this Certificate and have made such other investigations and inquiries as I have deemed necessary and prudent in connection with the issuance of this Certificate.

3.             Based on my review, investigation and inquiry described above, on the Funding Date, both before and after giving effect to (a) the funding of the Notes, the initial funding of Loans (as defined in the Senior Credit Agreement) and the issuance of any Support Agreements (as defined in the Senior Credit Agreement) and Lender Letters of Credit (as defined in the Senior Credit Agreement) on the Funding Date (assuming for purposes hereof, the payment of the RBS Restricted Distribution on the Funding Date), (b) the disbursement of the proceeds of the Notes and the Loans (as defined in the Senior Credit Agreement) and such other Debt pursuant to the instructions of the Company, (c) the consummation of the transactions contemplated by the Loan Documents and the Senior Transaction Documents and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is and will be Solvent.

I represent the foregoing information to be true and correct to the best of my knowledge and belief and execute this Certificate solely in my representative capacity as an officer of the Company and not in my personal capacity.

COMPANY:

FESTIVAL FUN PARKS, LLC

By:
Name:
Title:

EXHIBIT C

FORM OF

COMPLIANCE CERTIFICATE

FESTIVAL FUN PARKS, LLC

Date:                     ,

This certificate is given by                                           , a Responsible Officer of Festival Fun Parks, LLC (the “Company”), pursuant to Section 7.01(c) of that certain Investment Agreement dated as of February 6, 2008 among the Company, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Laminar Direct Capital L.P., as Agent (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Investment Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Investment Agreement.

The undersigned Responsible Officer hereby certifies to the Agent and Lenders that:

(a)                                  the financial statements delivered with this certificate in accordance with Section 7.01(a) and/or 7.01(b) of the Investment Agreement fairly present in all material respects the results of operations and financial condition of Holdings and its Subsidiaries as of the dates and the accounting period covered by such financial statements;

(b)                                 I have reviewed the terms of the Investment Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by such financial statements;

(c)                                  such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action the Company has taken, is undertaking and proposes to take with respect thereto; and

(d)                                 the Company is in compliance with the covenants contained in Sections 8.22, 8.23 and 8.24 of the Investment Agreement, as demonstrated by the calculation of such covenants below, except as set forth below.

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate this          day of                       ,         .

By
Name
Title	of the Company

CAPITAL EXPENDITURES

(Section 8.22)

Capital Expenditures for the applicable measurement period (the “Defined Period”) are defined as follows:

Amount capitalized during the Defined Period by Holdings and its Consolidated Subsidiaries as capital expenditures for property, plant, and equipment or similar fixed asset accounts, including any such expenditures by way of acquisition of a Person or by way of assumption of Debt or other obligations, to the extent reflected as plant, property and equipment, but in each case excluding the effect of any Permitted Acquisition

$

Plus:	deposits made in the Defined Period in connection with property, plant, and equipment; less deposits of a prior period included above

Less:

Net Cash Proceeds of Asset Dispositions received during the Defined Period which (i) the Company or a Subsidiary is permitted to reinvest pursuant to the terms of the Investment Agreement and (ii) are included in capital expenditures above

Proceeds of Property Insurance Policies (as defined in the Senior Credit Agreement) received during the Defined Period which (i) the Company or a Subsidiary is permitted to reinvest pursuant to the terms of the Investment Agreement and (ii) are included in capital expenditures above

Capital Expenditures(1)		$

Less:

Portion of Capital Expenditures financed during the Defined Period under Capital Leases or other Debt (Debt, for this purpose, does not include drawings under any revolving credit facility provided in the Senior Credit Agreement in accordance with the terms of the Subordination Agreement))

Unfinanced Capital Expenditures (used in calculation of Operating Cash Flow (defined in Section 8.24 of the Compliance Certificate))		$

(1) To the extent Capital Expenditures are being calculated for any Defined Period which includes any of the following months, Capital Expenditures for such month shall be deemed to be as follows:

Month	Capital Expenditures
October 2007	$925,217
November 2007	$465,274
December 2007	$665,803

For the month of January 2008, Capital Expenditures shall be calculated in a manner consistent with the methodology used in the calculation of Capital Expenditures for the above-referenced months.

Capital Expenditures (from above)	$

Permitted Capital Expenditures (including carry forward of $ from prior fiscal year)	$

In Compliance	Yes/No

FIXED CHARGE COVERAGE RATIO

(Section 8.23)

Fixed Charge Coverage Ratio for the applicable measurement period (the “Defined Period”) is defined as follows:

Fixed Charges:

Interest expense ($           ), net of interest income ($           ), interest paid in kind ($           ) and amortization of capitalized fees and expenses incurred to consummate the transactions contemplated by the Transaction Documents and included in interest expense ($           ), included in the determination of net income of Holdings and its Consolidated Subsidiaries for the Defined Period (“Total Interest Expense”)(2)

$

Plus (without duplication):

Any federal, state, local or other income and franchise taxes paid or payable in cash and included in the determination of net income for the Defined Period, net of any cash tax credit or other cash tax benefits received during the Defined Period

Scheduled payments of principal for the Defined Period with respect to all Debt (including the portion of scheduled payments under Capital Leases allocable to principal and Permitted AHYDO Prepayments (as defined in the Subordination Agreement) but excluding mandatory prepayments required by the Senior Credit Agreement and Section 4.03 of the Investment Agreement and excluding scheduled repayments of revolving loan borrowings under the Senior Credit Agreement in accordance with the terms of the Subordination Agreement) and other Debt subject to reborrowing to the extent not accompanied by a concurrent and permanent reduction of the Revolving Loan Commitment (as defined in the Senior Credit Agreement) (or equivalent loan commitment))

 (2) Interest expense shall not include interest expense relating to the Existing RBS Debt which is reflected on the consolidated financial statements of Holdings and its Subsidiaries solely as a result of the application of “push-down” accounting principals in accordance with GAAP, but only so long as neither Holdings nor any of its Subsidiaries has any liability, contingent or otherwise, with respect to such Existing RBS Debt (or any intercompany Debt related thereof) and so long as the footnotes to Holdings’ consolidated financial statements (including the annual financial statements delivered in accordance with Section 7.01(b) of the Investment Agreement) reflect the foregoing in a manner satisfactory to the Agent.

Restricted Distributions made by Holdings in cash during the Defined Period, to the extent not deducted in the calculation of Operating Cash Flow for the Defined Period

Fixed Charges(3),(4)		$

Operating Cash Flow:

EBITDA for the Defined Period (calculated in the manner set forth below)		$

Less:	Unfinanced Capital Expenditures for the Defined Period (calculated in the manner required by Section 8.22 of the Compliance Certificate)

To the extent not already reflected in the calculation of EBITDA, other capitalized costs, defined as the gross amount paid in cash and capitalized during the Defined Period, as long term assets, other than amounts capitalized during the Defined Period as capital expenditures for property, plant and equipment or similar fixed asset accounts

Operating Cash Flow		$

Fixed Charge Coverage Ratio (Ratio of Operating Cash Flow to Fixed Charges) for the Defined Period		to 1.0

Minimum Fixed Charge Coverage for the Defined Period		to 1.0

In Compliance		Yes/No

* * * *

EBITDA for the Defined Period is defined as follows:

(3) Note: Each component of Fixed Charges shall exclude the operating results of any Target of a Permitted Acquisition prior to the date the Target became a Subsidiary of the Company, in the case of Permitted Acquisitions consummated as a purchase of the Capital Stock of such Target.

(4) For each of the Defined Periods ending September 30, 2008 and December 31, 2008, Fixed Charges shall be annualized based on actual Fixed Charges from March 1, 2008 through the end of such period.

Net income (or loss) for the Defined Period of Holdings and its Consolidated Subsidiaries, but excluding: (a) the income (or loss) of any Person (other than Subsidiaries of Holdings) in which Holdings or any of its Subsidiaries has an ownership interest unless received by Holdings or its Subsidiary in a cash distribution; and (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of Holdings or is merged into or consolidated with Holdings

$

Plus:	Any provision for (or less any benefit, including income tax credits, from) federal, state, local or other income and franchise taxes deducted in the determination of net income for the Defined Period

Interest expense, net of interest income, deducted in the determination of net income for the Defined Period

Amortization and depreciation deducted in the determination of net income for the Defined Period

Losses (or less gains) from Asset Dispositions included in the determination of net income for the Defined Period (excluding sales, expenses or losses related to current assets)

Other non-cash expenses (or less gains or income) deducted (or included) in the determination of net income for the Defined Period (including non-cash expenses deducted as a result of any sale or grant of Capital Stock to employees, officers or directors and non-cash expenses (or less gains or income) deducted (or included) as a result of the application of purchase accounting) and for which no cash outlay (or cash receipt) is foreseeable prior to the Maturity Date

Expenses and fees deducted in the determination of net income and incurred during the Defined Period to consummate the transactions contemplated by the Transaction Documents, but solely to the extent set forth in the statement of sources and uses delivered to the Agent on the Funding Date

Extraordinary losses (or less gains) included in the determination of net income during the Defined Period, net of related tax effects

To the extent deducted in the determination of net income during the Defined Period, (1) severance or related legal expenses relating to any corporate reorganization resulting from the Palace Acquisition, any Permitted Acquisition or any Asset Disposition; (2) costs and expenses incurred with de-registering under the Exchange Act; (3) relocation and related expenses related to the hiring of a new chief executive officer for the Company; (4) expenses, costs and fees associated with failed acquisitions; and (5) costs associated with the director and officer “run-off” liability policy purchased in connection with the Palace Acquisition; provided that the aggregate amount of all such costs and expenses added back during any Defined Period shall not exceed $1,000,000 and shall be documented in a manner reasonably satisfactory to the Agent

Less:

Expenditures made after the Funding Date, but during the Defined Period, in connection with the consummation of the transactions contemplated by the Transaction Documents, but not reflected in the pro forma balance sheet referenced in Section 6.05(c) and not deducted in the determination of net income

EBITDA for the Defined Period(5)	$

 (5) To the extent EBITDA is calculated for any Defined Period that includes any of the following months, EBITDA for such month shall be deemed to be as follows:

Month	EBITDA
January 2007	$(1,724,000)
February 2007	$(1,895,000)
March 2007	$(1,561,000)
April 2007	$(799,000)
May 2007	$(2,228,000)
June 2007	$8,979,000
July 2007	$16,928,000
August 2007	$20,102,000
September 2007	$2,244,000
October 2007	$(2,192,000)
November 2007	$(1,477,000)
December 2007	$(1,669,000)

For the month of January 2008, EBITDA shall be calculated in a manner consistent with the methodology used in the calculation of EBITDA for the above-referenced months.

	Total Debt	$

	EBITDA for the Defined Period (calculated in the manner required by Section 8.23 of the Compliance Certificate)	$

Plus:	Pro Forma Acquisition EBITDA (as defined below) for each Permitted Acquisition (and each proposed Permitted Acquisition for determining compliance with the requirement of Section 8.08)

Permitted Acquisition #1: Permitted Acquisition #2: Permitted Acquisition #3: [additional line items, as applicable]

	Adjusted EBITDA	$

	Total Debt to EBITDA Ratio (ratio of Total Debt to Adjusted EBITDA for the Defined Period)	to 1.0

	Maximum Permitted Total Debt to EBITDA Ratio for the Defined Period	to 1.0

	In Compliance	Yes/No

“Pro Forma Acquisition EBITDA” means (i) EBITDA (calculated in the same manner as EBITDA is calculated on this Exhibit B) attributable to each Permitted Acquisition (with such pro forma adjustments as are reasonably acceptable to the Agent based upon data presented to the Agent to its reasonable satisfaction) consummated during the one (1) year period preceding the date of determination calculated solely for a number of months immediately preceding the consummation of the applicable Permitted Acquisition, which number equals twelve (12) minus the number of months following the consummation of the applicable Permitted Acquisition for which financial statements of Holdings and its Subsidiaries have been delivered to the Agent pursuant to Section 7.01, and (ii) for purposes of determining compliance with Section 8.08, EBITDA (calculated in the same manner as EBITDA is calculated on this Exhibit B) of the target of any proposed Permitted Acquisition (adjusted with such pro forma adjustments as are reasonably acceptable to the Agent based upon data presented to the Agent to its reasonable satisfaction) calculated for the twelve (12) months immediately preceding the consummation of the proposed Permitted Acquisition.

Schedule 1 to

Compliance Certificate

[Company to list any existing Defaults or Events of Default, specifying the nature and period of existence of each, and the actions the Company has taken, is undertaking and proposes to take in respect thereof. If no Defaults and no Events of Default are then in existence, such schedule should read “None”.]